UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, June 19, 2008

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree, Inc. at the Princess Anne Country Club, 3800 Pacific Avenue, Virginia Beach, Virginia on Thursday, June 19, 2008 at 10:00 a.m. local time. Shareholders will consider and vote on the following:

•                  The election of seven directors;

•                  Approval of several amendments to Equity Plans, Cash Bonus Plan and Employee Stock Purchase Plan;

•                  Management’s proposal to eliminate supermajority voting requirements;

•                  A shareholder proposal to declassify the Board of Directors, if properly presented at the meeting; and

•                  Any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 18, 2008 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia

May 15, 2008

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2008

 The Company’s proxy statement and annual report to shareholders for the fiscal year ended February 2, 2008 are available at http://www.dollartree.com/annuals.cfm.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 15, 2008 to all shareholders entitled to vote.  The Dollar Tree 2007 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

As shown in the Notice of Annual Meeting, the 2008 annual meeting of shareholders of Dollar Tree, Inc. will be held on Thursday, June 19, 2008, at the Princess Anne Country Club, 3800 Pacific Avenue, Virginia Beach, Virginia at 10:00 a.m. local time.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone:  (757) 321-5000.

Shares Entitled to Vote

Holders of record have one vote for each share held at the close of business on April 18, 2008.  At that time, there were 89,988,645 shares of Dollar Tree, Inc. common stock outstanding.  Votes will be tabulated by our transfer agent, National City Bank.  On March 2, 2008, Dollar Tree, Inc. became the successor holding company for Dollar Tree Stores, Inc. This transaction was completed without the vote of shareholders to provide a more efficient corporate structure. Dollar Tree Stores, Inc. is now a wholly owned subsidiary of Dollar Tree, Inc., and all of the outstanding common shares of Dollar Tree Stores, Inc. were converted into common shares of Dollar Tree, Inc. on March 2, 2008.  The holding company stock still trades on the Nasdaq Global Select Market under the DLTR ticker symbol.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote.  If you vote by proxy, that is, by signing, dating and returning the enclosed proxy card, or by casting your vote via a toll-free number or the Internet, the individuals named on the card (your “proxies”) will vote your shares in the manner you indicate. If you do not indicate instructions to your proxies, then your shares will be voted as follows:

•                  FOR electing seven members of the Board (four as Class I directors, two as Class II directors and one as a Class III director);

•                  FOR approving amendments to the 2003 Equity Incentive Plan;

•                  FOR approving amendments to the 2004 Executive Officer Equity Plan;

•                  FOR approving amendments to the 2004 Executive Officer Cash Bonus Plan;

•                  FOR approving amendments to the 2005 Employee Stock Purchase Plan;

•                  FOR approving management’s proposal to eliminate supermajority voting requirements; and

•                  AGAINST the shareholder proposal to declassify the Board of Directors.

If any other matter is presented, then your proxies will vote in accordance with their best judgment. At this time, the Board of Directors is unaware of any other business to be brought before the meeting. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. prior to the annual meeting or attending the annual meeting to cast your vote in person.

Quorum Requirement and Broker Non-Votes

A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, the inspector of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Householding

In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

Costs of the Proxy Solicitations

The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is divided into three staggered classes for purposes of election.  One class is elected at each annual meeting of shareholders to serve for a three-year term.  Our current by-laws provide for thirteen directors.

At the 2008 annual meeting of shareholders, the terms of four Class I directors are expiring. The four directors whose terms are expiring are Macon F. Brock, Jr., Mary Anne Citrino, Richard G. Lesser and Thomas E. Whiddon. The Board proposes to nominate these four individuals to be elected as Class I directors at the 2008 annual meeting of shareholders.  If so elected, these Class I directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2011.

Also at this year’s annual meeting, our newly appointed Class II directors, Arnold S. Barron and Carl P. Zeithaml and one Class III director, Lemuel Lewis, are required to stand for election. The board originally appointed Dr. Zeithaml and Mr. Lewis to their seats effective July 1, 2007 and appointed Mr. Barron to his seat effective March 13, 2008. The board proposes to nominate Mr. Barron and Dr. Zeithaml to serve as Class II directors and Mr. Lewis to serve as a Class III director. If elected, Mr. Barron and Dr. Zeithaml will serve out the remainder of the Class II term, which will last until the annual meeting of shareholders in 2009 and Mr. Lewis will serve out the remainder of the Class III term, which will last until the annual meeting of shareholders in 2010.

All other directors will continue in office following this annual meeting and their terms will expire in either 2009 (Class II) or 2010 (Class III).

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

Our directors are elected by a “plurality” vote.  The seven nominees at the 2008 Annual Meeting of Shareholders receiving the greatest number of votes cast will be elected. Shares held by brokers that are not voted in the election of directors will have no effect.   In addition, we have adopted a corporate governance policy requiring each director-nominee to submit a resignation letter if he or she does not receive a majority of the votes cast.  See page 12 for more on this policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

Macon F. Brock, Jr. Chairman Dollar Tree, Inc.

Mr. Brock, age 66, has been Chairman of the Board since 2001 and a director since 1986. He was Chief Executive Officer from 1993 to 2003. From 1986, when he co-founded Dollar Tree, until 2001, he was President. Until 1991, he was an officer and director of K&K Toys, Inc.

Class I director	Mr. Brock has served on our Board since 1986. He also serves on the Board of Lumber Liquidators, Inc.

Mary Anne Citrino Senior Managing Director, Corporate Advisory Services The Blackstone Group Member of the Compensation Committee

Ms. Citrino, age 49, is a Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

Class I director	Ms. Citrino was appointed as a director of Dollar Tree in 2005.

Richard G. Lesser Private investor; corporate director Member of the Compensation Committee; Member of the Nominating and Corporate Governance Committee

Mr. Lesser, age 73, was Senior Corporate Adviser of the TJX Companies, Inc. from 2002 until his retirement in January 2005. He was Executive Vice President from 1991 to 2001 and Chief Operating Officer from 1994 to 1999. He was President of its Marmaxx Division (TJ Maxx and Marshalls) from 1995 to 2001. From 1981 to 1993, he held various executive positions within The TJX Companies, Inc.

Class I director	Mr. Lesser has been a Dollar Tree director since 1999. He retired from the Board of The TJX Companies, Inc., in June 2007.

Thomas E. Whiddon Private investor; Advisory Director, Berkshire Partners, LLC Member of the Audit Committee

Mr. Whiddon, age 55, is an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, has served in interim executive operating roles for various Berkshire portfolio companies since 2004. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he held senior financial positions at Zale Corporation and Eckerd Corporation.

Class I director	Mr. Whiddon has been a member of our Board since 2003 and also serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Arnold S. Barron Senior Executive Vice President The TJX Companies, Inc.

Mr. Barron, age 60, is a Senior Executive Vice President, Group President of The TJX Companies, Inc. His employment with The TJX Companies began in 1979. Prior to his current assignment, he held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several executive positions within The TJX Companies, Inc.

Class II director	Mr. Barron became a director of Dollar Tree in March 2008.

Carl P. Zeithaml Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee

Dr. Zeithaml, age 58, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic development.  He joined the McIntire School in 1997, after 11 years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill..

Class II director	Dr. Zeithaml became a director of Dollar Tree in July 2007.

Lemuel E. Lewis Private investor; corporate director Member of the Audit Committee

Mr. Lewis, age 61, served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 to 2006. Prior to 2000, he held several other senior positions with Landmark Communications since 1981. He serves as Chairman of the Audit Committee for the Federal Reserve Bank of Richmond. He also serves on the boards of other nonpublic companies and not-for-profit entities.

Class III director	Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Board of Markel Coporation.

Continuing Directors

J. Douglas Perry Chairman Emeritus Dollar Tree, Inc.

Mr. Perry, age 60, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he co-founded Dollar Tree. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, Inc. which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

Class II director	Mr. Perry has served on our Board since 1986.

Thomas A. Saunders, III President, Ivor & Co., LLC Independent Lead Director Chairman of the Audit Committee

Mr. Saunders, age 71, is the President of Ivor & Co., LLC, a private investment company. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree.  SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989.

Class II director	Mr. Saunders has been a Dollar Tree director since 1993. He also serves on the Board of Hibbett Sporting Goods, Inc.

Eileen R. Scott Private investor; corporate director Chairman of the Compensation Committee

Ms. Scott, age 55, was Chief Executive Officer of Pathmark Stores, Inc. from 2002 until August 2005. Her employment with Pathmark Stores, Inc. began in 1969. During her years there, she served as Executive Vice President of Store Operations, Executive Vice President of Merchandising and Distribution, Senior Vice President of Non-Foods and Pharmacy, and Vice President of Sales and Advertising.

Class II director	Ms. Scott has been a director of Dollar Tree since 2003.

H. Ray Compton Private investor; corporate director Member of the Nominating and Corporate Governance Committee

Mr. Compton, age 65, has been a director since 1986.  Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions.

Class III director	Mr. Compton has been a director of Dollar Tree since 1986.

Bob Sasser President and Chief Executive Officer Dollar Tree, Inc.

Mr. Sasser, age 56, has been Chief Executive Officer since 2004 and President since 2001.  He had been Dollar Tree’s Chief Operating Officer from 1999 to 2004. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994; he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Class III director	Mr. Sasser was elected to our Board in 2004.

Alan L. Wurtzel Private investor; corporate director Chairman of the Nominating and Corporate Governance Committee; Member of the Audit Committee

Mr. Wurtzel, age 74, is Chairman Emeritus of Circuit City Stores, Inc., a large consumer electronics retailing chain. From 1986 to 2001, he served as Chairman or Vice Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer from 1973 to 1986. He serves on the boards of several nonpublic companies, the State Council on Higher Education of Virginia and other not-for-profit entities.

Class III director	Mr. Wurtzel became a Dollar Tree director in 1995.

Executive Officers
(Other than those listed above)

Gary M. Philbin Chief Operating Officer Dollar Tree, Inc.

Mr. Philbin, age 51, became Chief Operating Officer in March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree from Grand Union, a New Jersey based grocery-store chain, where he held a number of positions including Chief Executive Officer prior to the company’s sale to C&S Wholesale Grocers. Prior to Grand Union, from 1996-1997, Mr. Philbin was the Executive Vice President of Operations and Merchandising for Cub Foods, a division of SuperValu. From 1993 to 1996, Mr. Philbin held the position of Senior Vice President of Merchandising for Walbaum’s, a division of A&P. He also held various positions in Store Operations and Merchandising over his twenty-year career with the Kroger Company, beginning in 1973.

Robert H. Rudman Chief Merchandising Officer Dollar Tree, Inc.

Mr. Rudman, age 57, has been Chief Merchandising Officer since June 2003.  Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc.  From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores.  Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Kathleen E. Mallas Vice President, Controller and Principal Financial and Accounting Officer Dollar Tree, Inc.

Ms. Mallas, age 38, has served as the Principal Financial and Accounting Officer since October 2007. She has been Vice President, Controller since 2005. Prior to that, she served as Controller from 2004, as Assistant Controller from 2002 and in various financial reporting capacities since joining Dollar Tree in 1997. Before joining Dollar Tree, she served as an Audit Manager for KPMG LLP.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.  A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.

Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section and “Communicating with our Board Members” on page 13. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the Committee shall consider:

•                  the candidate’s ability to help the Board create shareholder value,

•                  the candidate’s ability to represent the interests of shareholders,

•                  the business judgment, experience and acumen of the candidate,

•                  the need of the Board for directors having certain skills and experience,

•                  other business and professional commitments of the candidate, and

•                  the number of other boards on which the candidate serves, including public and private company boards.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.

Shareholder Nominations for Election of Directors

Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartree.com/governance/corpgov.cfm.

Each shareholder’s notice to the Corporate Secretary must include:

•                  the name and address of record of the shareholder who intends to make the nomination;

•                  a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•                  the class and number of shares of our capital stock beneficially owned by the shareholder; and

•                  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include:

•                  the name, age, business address and, if known, residence address, of the nominee;

•                  his or her principal occupation or employment;

•                  the class and number of shares of our capital stock beneficially owned by such person;

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation

Director compensation is established by the Board of Directors and periodically reviewed. For fiscal year 2007, each non-employee director – that is, every director other than Macon Brock and Bob Sasser – received an annual retainer of $80,000. In addition, the Audit Committee chair received $8,000 and Audit Committee members received $4,000; the other committee chairs and committee members received $4,000 and $2,000, respectively. The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. Annual option grants to non-employee directors were suspended after 2004, and all outstanding equity awards were vested prior to 2007, so no compensation expense was recognized in our current year financial statements for these awards. We do not offer non-equity incentives or pension plans to non-employee directors.

Beginning with the June 2008 Annual Meeting, the Board has determined that each non-employee director will receive an annual retainer of $100,000, payable quarterly in advance. In addition, the Audit Committee chair will receive $15,000 and Audit Committee members will receive $10,000; the other committee chairs and committee members will receive $7,500 and $5,000, respectively. The Lead Director will receive an additional $10,000.

On March 2, Dollar Tree, Inc. became the successor holding company for Dollar Tree Stores, Inc. The individuals who served on the Board of Directors of Dollar Tree Stores, Inc. became directors of Dollar Tree, Inc., which assumed each plan that governs equity compensation for directors and the directors continue to participate without any material change.

Under our shareholder-approved 2003 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 4.78% in 2007). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.

In 2007, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $100,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders.  As of April 18, 2008, all of our directors were deemed to own shares in excess of this amount, with the exception of the three newest appointees, Arnold S. Barron, Lemuel E. Lewis and Carl P. Zeithaml.

In 2005, we entered into a consulting agreement with Mr. Perry that provides for annual fees of $30,000 to be paid to him and ensure his eligibility in our group health plans at his cost.  The agreement generally allow for termination by either of the parties upon thirty days’ written notice, except that if an agreement is terminated in connection with a change of control, the company is obligated to pay fees for the remainder of the consultant’s life.

Mr. Compton, who retired as a part-time employee in 2004 and as a full-time employee in 1998, has an agreement that provides for annual fees of $30,000 to be paid to him and allows him to participate in our group health plans at his cost. This agreement may only be terminated by written agreement of all parties.

The following table shows compensation paid to each person who served as a non-employee director during fiscal year 2007.

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)	Total ($)
Mary Anne Citrino	$82,000	$0	$82,000
H. Ray Compton	81,500	30,000	111,500
Richard G. Lesser	84,000	0	84,000
Lemuel E. Lewis	70,000	0	70,000
John F. Megrue (3)	20,000	0	20,000
J. Douglas Perry	80,000	30,000	110,000
Thomas A. Saunders, III	89,000	0	89,000
Eileen R. Scott	84,000	0	84,000
Thomas E. Whiddon	84,000	0	84,000
Alan L. Wurtzel	87,500	0	87,500
Carl P. Zeithaml	68,350	0	68,350

(1)         This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)         This column includes post-retirement fees paid to Mr. Compton and consulting fees paid to Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 32 of this proxy.

(3)         Mr. Megrue did not stand for re-election in June 2007.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2007 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of February 2, 2008, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2007 ($)(1)	Shares Underlying Amounts Deferred in 2007 (#)(2)	Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Mary Anne Citrino	$82,000	3,097	7,302	1,198	8,500
H. Ray Compton	0	0	0	6,000	6,000
Richard G. Lesser	42,000	1,175	5303	44,719	50,022
Lemuel E. Lewis	70,000	1,962	1,962	0	1,962
John F. Megrue	10,000	262	0	18,000	18,000
J. Douglas Perry	0	0	557	29,250	29,807
Thomas A. Saunders, III	89,000	7,542	0	49,612	49,612
Eileen R. Scott	25,000	700	3,790	6,000	9,790
Thomas E. Whiddon	0	0	0	12,000	12,000
Alan L. Wurtzel	87,500	2,845	3,165	36,750	39,915
Carl P. Zeithaml	10,250	395	395	0	395

(1)         This column shows the dollar amount of retainers and fees deferred in 2007 under the 2003 Director Deferred Compensation Plan (DDCP).  Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account.

(2)         Shares in this column represent deferred shares and in the case of Mr. Saunders and Ms. Citrino, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $125,506 was recorded in 2007. In addition, Mr. Lesser defers some of his fees into a deferred cash account. In 2007, we credited $4,717 in interest to Mr. Lesser’s deferred cash account, and $459 to Mr. Perry’s deferred cash account (to which he did not contribute in 2007).

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2008 and will hold special meetings when company business requires. During 2007, the Board held six formal meetings. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee

The Audit Committee has four members:  Thomas Saunders (Chairman), Lemuel E. Lewis, Thomas Whiddon and Alan Wurtzel. The functions of this committee include:

•                  reviewing management’s assessment of our internal control over the financial reporting process;

•                  reviewing results of internal testing related to Sarbanes-Oxley;

•                  reviewing our quarterly and annual financial statements;

•                  reviewing the audit efforts of our independent auditors and internal audit department;

•                  reviewing related party transactions; and

•                  selecting the independent auditors and any independent counsel or other advisers it deems necessary.

The Audit Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Audit Committee met in person or via teleconference nine times in 2007 and undertook actions by unanimous consent on one occasion. In addition, the chairman of the committee conducted periodic updates with the independent auditors and/or financial management.

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Saunders, by virtue of his extensive career in business, including the securities industry, and experience in the areas of investment banking, finance and business generally, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.  In addition, the Board has determined that Thomas Whiddon and Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, also qualify them as “audit committee financial experts.”

Report of the Audit Committee

The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.

In connection with these responsibilities, the Audit Committee:

•                  met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•                  discussed with external counsel our compliance with NASDAQ listing requirements and other securities regulations;

•                  met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended February 2, 2008;

•                  discussed with KPMG the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees) (as amended);

•                  discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•                  received from KPMG written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•                  reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•                  discussed with KPMG any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 2, 2008 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Lemuel E. Lewis	Thomas A. Saunders, III	Thomas E. Whiddon	Alan L. Wurtzel

Compensation Committee

The Compensation Committee has four members: Eileen Scott (Chairman), Mary Anne Citrino, Richard Lesser and Carl Zeithaml.

The functions of this committee include:

•                  overseeing our compensation and benefit practices;

•                  establishing the compensation arrangements for our senior officers;

•                  administering our executive compensation plans and Employee Stock Purchase Plan; and

•                  administering and considering awards under our stock- and equity-based compensation plans.

The Compensation Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Compensation Committee met in person or via teleconference four times in 2007 and undertook actions by unanimous consent on two occasions. In addition, the chairman engaged in numerous in-depth discussions with the independent compensation consultants and members of management.

The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members:  Alan Wurtzel (Chairman), Ray Compton and Richard Lesser. Tom Saunders served as Chairman through July 2007. The committee changed its name from the Nominating Committee in March 2007. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•                  recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholder’s meeting;

•                  if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•                  recommend nominees to be appointed by the Board to fill interim director vacancies;

•                  review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•                  monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•                  lead the Board in its annual performance evaluation;

•                  evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board; and

•                  review our governance structure.

The committee will also advise the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Nominating and Corporate Governance Committee met in person or via teleconference on four occasions and undertook action by unanimous consent on one occasion in 2007. During 2007, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness.  For further information on the committee, its composition and procedures, please see the discussion beginning on page 6.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following ten directors have been determined by our Board to be, and to have been throughout 2007, independent directors within the applicable listing standards of the NASDAQ Stock Market: Arnold Barron, Mary Anne Citrino, H. Ray Compton, Richard Lesser, Lemuel Lewis, Thomas Saunders, Eileen Scott, Thomas Whiddon, Alan Wurtzel and Carl Zeithaml. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Compton, Perry and Sasser who are or were members of management or are paid consultants. In making its independence determination, the Audit Committee considered a common investment between us and a fund related to Mr. Saunders. See “Information about the Board of Directors” on page 7 and “Certain Relationships and Related Transactions” on page 32 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2008 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives, including Messrs. Brock or Sasser, sits on any of our committees.

At each regular meeting of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

In 2007, we adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTree.com in the Investor Relations section.  The guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent.  The Lead Director sets the agenda for and presides over executive sessions of solely independent directors.  He or she also confers with the Chief Executive Officer and Chairman, communicates feedback regarding the CEO’s performance, works with the Chairman to set the Board agenda, and remains well-informed about senior management and succession plans.  In May 2007, the Nominating and Corporate Governance Committee recommended the selection of Mr. Saunders as Lead Director, and the Board confirmed him in that role.

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee is elected but does not receive a majority of the votes cast.  Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election.  In such event, the resignation would be considered by the Nominating & Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Code of Ethics

Our Board has adopted a code of ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, most recently reviewed in January 2008. A copy of this code may be viewed at our corporate website, www.DollarTree.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”  In addition, a printed copy of our code of ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTree.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.  To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from shareholders to our directors. We will also examine the mailing from the standpoint of security. Any contents from a shareholder that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of the non-management directors as a group (such as a committee of our Board), we will make the contents available to each director who is a member of the group to which the envelope is addressed.  Shareholder nominations for director should be submitted as described on page 6.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com.  Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the chairman of our Audit Committee for his review and follow-up action as he deems appropriate.

We expect each of our directors to attend the annual meeting of our shareholders. All of our directors were in attendance at the 2007 annual meeting of our shareholders.

Shareholder Proposals for the 2009 Annual Meeting

        Shareholder proposals for the annual meeting of shareholders to be held in 2009 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 9, 2009. Such proposals must contain the information and meet the requirements set forth in our bylaws and in of Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 6 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 9, 2009. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chairman and our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders. In 2007, the Compensation Committee established executive base salaries, approved targets and awards under an annual cash incentive plan and made long-term equity incentive awards of stock options and restricted stock units to executive officers.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2008 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Mary Anne Citrino	Richard G. Lesser	Eileen R. Scott	Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries.  In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s Compensation Committee.

Compensation Discussion and Analysis

The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the direct responsibility to determine and approve the compensation of the Named Executive Officers. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the Named Executive Officers.

In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other Named Executive Officers to the Compensation Committee or its consultants.  The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other Named Executive Officers.  He makes no recommendations concerning his own compensation to either the Compensation Committee or its consultants.

In 2006, as part of its regular review processes, the Compensation Committee engaged a consultant, Towers Perrin, to assist it in carrying out its responsibilities with respect to executive compensation. The Compensation Committee asked Towers Perrin to assist them in:

•                  determining the competitiveness of our current compensation program for senior executives;

•                  gaining perspective on trends in retail industry pay practices and identifying the degree of alignment between our compensation programs and current trends;

•                  completing a detailed review of our existing program design and related processes to ensure that our compensation programs support business and financial objectives; and

•                  identifying design considerations based on any new ideas, emerging trends or issues specific to us.

These tasks represented the nature and scope of the consultant’s assignment and the material elements of the instructions or directions given to the consultant regarding the performance of its duties.  Towers Perrin met with the Compensation Committee as a group and with most members individually. Towers Perrin also met with the Audit Committee Chairman and interviewed eight members of management, including each of the named executive officers. The survey conducted by Towers Perrin did not include a review of the Chairman’s compensation. Such a review may be conducted in the future, as deemed necessary by the Compensation Committee.  Based on input from Towers Perrin and its own review, the Compensation Committee made changes in the compensation structure and amounts in 2007 in order to bring executive compensation to more competitive levels. These changes, which include revisions to salary and cash incentive targets, equity award levels, stock ownership guidelines and payments upon change in control are discussed below.

No executive officer had authority to direct the work of Towers Perrin.  The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request.

Further information on the Compensation Committee’s procedures for determining executive compensation is included under the caption “Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•                  align executive pay with shareholders’ interests;

•                  recognize individual initiative and achievements;

•                  attract, motivate and retain highly qualified executives; and

•                  unite the executive management team to a common objective.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses, and long-term equity incentives in the form of restricted stock units and nonqualified stock options. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

The difference between the compensation of the Chief Executive Officer and the other Named Executive Officers is caused by a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals.  Consistent with the recommendations of the Compensation Committee’s outside consultant, he receives higher compensation as a product of his greater authority, responsibility and oversight.

Ms. Mallas, our Vice President, Controller, is temporarily serving as the Principal Financial and Accounting Officer (PFAO). Aside from special consideration for her temporary service, as described herein, her compensation is generally more in line with other Vice Presidents of the Company. Therefore, her compensation is less than the compensation of the other Named Executive Officers.

We do not currently have a policy for recovering past compensation paid to our executives in the event that a restatement of our financial statements would have reduced compensation at the time of payment. We may consider adopting such a policy in the future.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chairman and the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•                  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•                  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•                  historical cash and equity compensation levels; and

•                  comparative industry market data to assess compensation competitiveness.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

With respect to comparative industry data, the Compensation Committee primarily focuses on Dollar Tree’s competitiveness relative to other similar-size retail companies. To this end, the Compensation Committee reviews data from a peer group of retail industry companies that we consider similar in size and complexity. The peer group is established by the Compensation Committee, with assistance from its executive compensation consultants. During its 2006 review, in evaluating the competitiveness of the named executive officers’ compensation (excluding the Chairman), the Committee primarily focused on the following 17 companies.

AC Moore Arts & Crafts Inc.

Advance Auto Parts Inc.

AutoZone Inc.

Bed Bath & Beyond

Big Lots Inc.

Borders Group Inc.

Carmax Inc.

Circuit City Stores, Inc.

Dollar General Corp.

Family Dollar Stores Inc.

Foot Locker Inc.

Freds Inc.

Hibbett Sporting Goods Inc.

Michaels Stores Inc.

Pep Boys-Manny Moe & Jack

PETsMART Inc.

Pier 1 Imports Inc.

In addition to reviewing compensation data, the Compensation Committee also reviewed financial performance of the 17 peer companies. The financial metrics used by the Compensation Committee to evaluate our performance and the performance of peer companies included revenue growth, earnings per share growth, operating margin and total shareholder return. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to the peer companies.

For the named executive officers, the Compensation Committee also reviews retail industry data from published executive compensation surveys. These data are used as an additional point of reference for the named executive officers and a primary point of comparison for other senior executives for whom the peer group data may not be available. General industry data are also collected and reviewed by the Committee for positions that Dollar Tree may recruit outside the retail industry.

The Compensation Committee’s strategy for 2007 was to establish total compensation at or near the 50th percentile of the retail industry. In part, it accomplishes this strategy by targeting the 50th percentile for total cash compensation (salary and bonus) and for total long-term incentives (stock options and restricted stock units). In its 2006 review, the Compensation Committee found that, over the previous three years, the total compensation for our executives has been at the 25th percentile, while our overall performance has been above the 25th percentile, and, on some measures, above the median relative to our retail industry peers.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term equity incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our salaried associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance and gas reimbursement, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; and a biannual executive physical, in order to ensure the health and continuity of our executive team. In 2007, the Compensation Committee approved an employer paid portable term life insurance plan for executives, which includes a one times base annual salary benefit.

We believe the nature and amounts of these perquisites are reasonable and that they support our expectations of an engaged and productive executive team.

Our base salary and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2007 and 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies within the peer group selected by the Compensation Committee, along with broader industry surveys. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

In its 2006 review, the Compensation Committee concluded that while, for most executive positions, base salary is competitive, it was slightly below the median of that offered at companies in both retail and general industry. As a result of the Compensation Committee’s evaluation, it approved salary increases for the named executive officers (excluding the Chairman) in 2007.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive as compared to bonuses paid by the peer group established by the Compensation Committee.

Company performance goals are generally based on earnings per share targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. For 2007, the target was $1.98 per share, which reflected our strategic plans for the year.  The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the corporate performance goals are determined by the Board of Directors. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

In the course of the Compensation Committee’s review with the executive compensation consultants, it found that prior to year 2007, as a percentage of base salary, our targeted bonus opportunities fell below the median of both the peer group and the retail and general industry. In considering the threshold, target and maximum performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level, compared to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. Based on this review, the Compensation Committee determined that beginning in 2007, bonus targets should be raised from 35% to 50% of base salary for Named Executive Officers and from 50% to 100% for the CEO.  Of that amount, 85% is linked to a specified earnings-per-share target and 15% to individual performance. In order for an executive to receive any bonus for the corporate performance component of the bonus, we must achieve at least 85% of the earnings-per-share target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made.  The maximum bonus payout would occur upon the achievement of 115% of the specified target and 100% of the individual performance goals.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2007:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO) (100% target)	Corporate Performance Component as a percent of salary (other executives) (50% target)	Corporate Performance Component as a percent of salary (Vice Presidents) (35% target)
Below 85.0%	0.0%	0.0%	0.0%	0.0%
85.0%	25.0%	21.25%	10.63%	7.44%
90.0%	50.0%	42.50%	21.25%	14.88%
95.0%	75.0%	63.75%	31.88%	22.31%
100.0%	100.0%	85.00%	42.50%	29.75%
105.0%	137.5%	116.88%	58.44%	40.91%
110.0%	175.0%	148.75%	74.38%	52.06%
115.0% or above	212.5%	180.63%	90.31%	63.22%

Amounts are payable to an executive if we achieve at least 85% of the earning per share target.  The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March. The Compensation Committee may revise the target amount to account for unusual factors such as the acquisition of a company, expenses related to changes in accounting rules, non-operating, non-cash charges and the effect of share repurchases, etc. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification.

The Compensation Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant performance goals or reduce or increase the size of any bonus. The Compensation Committee did not exercise such discretion with respect to the 2007 and 2006 bonus payments.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable.

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executives through the 2004 Executive Officer Equity Incentive Plan and the 2003 Equity Incentive Plan, both of which permit the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of restricted stock units and non-qualified stock options. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests (through the issuance of stock options) while also focusing on retention and stock ownership. In general, the Compensation Committee’s goal is to provide total long-term incentives at the median of the peer group and retail industry, with a mix of approximately 50% of value in stock options and 50% in restricted stock or restricted stock units. Stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and shareholder interests. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases.  Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years.  Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards.

Timing of Long-Term Incentive Awards

In 2006, as a best practice, the Compensation Committee implemented a grant policy for equity awards that establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of stock options or other equity incentives to new officers occur at the time of the person’s appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant. The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price.

We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The stock options and other awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In the past, we have not had a policy regarding target stock ownership levels for our executives. In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained varies depending on the executive’s position, from 100,000 shares for the CEO to 30,000 for other named executives (excluding Mr. Brock and Ms. Mallas). The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is possible that we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)), which will result in higher expenses for our stock-based awards. The Compensation Committee reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives.  Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation. Our combined profit sharing and 401(k) matching contribution for each executive was less than $25,000 for 2007 and 2006.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the CEO and 1.5 times for other named executive officers (excluding Mr. Brock and Ms. Mallas). Any amounts payable are intended to be tax deductible under applicable tax regulations and will be reduced to prevent excise taxes from being incurred, if necessary.

The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability.  The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.

The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions.  The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors.  The multiple applicable to the Chief Executive Officer’s retention agreement is higher to reflect the greater importance the Compensation Committee places on his management role and responsibility.

Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Chairman’s Compensation

Macon F. Brock Jr., serves as the Chairman of the Board.  He served as our Chief Executive Officer until December 31, 2003, when Bob Sasser was named to that position. At that time, his annual salary was decreased from $700,000 to $400,000 (with a concurrent increase in Mr. Sasser’s salary). Mr. Brock’s salary has not been increased since that time. He received an annual incentive bonus targeted at 50% of his salary, contingent on company performance and the achievement of specific individual annual goals established by the Compensation Committee. In addition, through 2006, he was awarded stock options and restricted stock units in a manner similar to our other executive officers and was eligible for similar benefits and perquisites.

Annual Compensation of Executive Officers

In the following table, we summarize the compensation earned during fiscal years 2007 and 2006 by our Chief Executive Officer, our former Chief Financial Officer, our acting Principal Financial Officer, and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007 and 2006. We refer to these six individuals in this proxy statement as the “Named Executive Officers.”

The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.

Summary Compensation Table (For the Fiscal Years ended February 2, 2008 and February 3, 2007)

Name and Principal Position	Year	Salary ($)(1)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)

Bob Sasser	2007	$741,667	$434,283	$364,589	$1,005,825	$45,616	$2,591,980
Chief Executive Officer	2006	700,000	293,759	91,083	497,541	45,911	1,628,294

Kent Kleeberger	2007	319,849	49,244	7,590	0	23,102	399,785
Former Chief Financial Officer	2006	415,000	184,110	37,951	206,643	43,088	886,792

Kathleen Mallas	2007	152,950	43,621	47,701	72,141	37,589	354,002
VP, Controller & Principal Financial and Accounting Officer	2006	—	—	—	—	—	—

Macon Brock	2007	400,000	0	0	270,840	35,735	706,575
Chairman	2006	400,000	235,378	218,600	285,434	54,997	1,194,409

Gary Philbin	2007	450,000	145,101	121,331	305,945	47,523	1,069,900
Chief Operating Officer	2006	400,000	76,839	37,951	200,014	41,310	756,114

Bob Rudman	2007	366,667	139,790	117,342	248,568	51,712	924,079
Chief Merchandising Officer	2006	325,000	76,839	37,951	162,341	43,601	645,732

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore, both the “Bonus” and the “Above-market Earnings on Non-Qualified Deferred Compensation” columns are omitted as all amounts are zero.

(1)          Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are shown in the Deferred Compensation table.

(2)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock units (RSU) and performance-based restricted stock units (PSU) granted in 2007 and in prior fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)). Fair value is calculated using the closing price of our stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown for Macon Brock, who is retirement-eligible, include the full fair value of the awards on date of grant. Amounts shown in this column reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 2, 2008. See the Grants of Plan-Based Awards Table for information on awards made in 2007.

In 2006, the Compensation Committee determined that it would not increase salaries for our executives. Instead, in order to encourage a continued focus on improving operating results, each of our executives, including the named executive officers, except the Chairman, were granted restricted stock units, the vesting of which were subject to our achieving a target level of earnings per share in fiscal 2006 and the executives remaining with us over a specified period of time. The expense related to these performance-based restricted stock units is included in the Stock Awards column of the Summary Compensation Table for 2006, in addition to the expense related to service-based restricted stock units.

(3)          This column represents the current year portion of the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year shown for the fair value of stock options granted in that fiscal year as well as prior fiscal years, in accordance with FAS 123(R).  The amounts in this column reflect the current year portion of the fair value of these grants under FAS 123(R), as determined based on the Black-Scholes option-pricing model and using the following assumptions:

	2007	2006

expected term -	6 years	6 years
expected stock price volatility -	28.4%	30.2%
annual dividend yield -	0.0%	0.0%
risk-free interest rate -	4.5%	4.8%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown for Macon Brock, who is retirement-eligible, include the full fair value of the awards on date of grant. The amounts shown in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 2, 2008. See the Grants of Plan-Based Awards Table for information on awards made in 2007.

(4)          The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan as discussed in the Compensation Discussion and Analysis above. The amounts listed were earned in the years shown, but paid after the end of the fiscal year.

(5)          “All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include allowances and reimbursements related to travel (including car allowance, gas reimbursements, and, for Mr. Brock through October 2006, the use of a company-owned car), financial and tax planning, executive physicals, executive term life insurance and relocation, none of which individually exceeded $25,000 in either 2007 or 2006. Car allowance and gas reimbursements are intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Brock and Mr. Sasser, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes.  They each reimburse us for all variable costs but none of the fixed costs relating to their plane usage.  Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

	Fiscal Year 2007
NEO	Perquisites	Gross-ups	Profit Sharing & 401k Match	Total
Bob Sasser	$20,169	$2,218	$23,229	$45,616
Kent Kleeberger	14,000	1,485	7,617	23,102
Kathleen Mallas	14,482	1,101	22,006	37,589
Macon Brock	20,427	1,246	14,062	35,735
Gary Philbin	22,536	1,725	23,262	47,523
Bob Rudman	25,536	2,947	23,229	51,712

	Fiscal Year 2006
NEO	Perquisites	Gross-ups	Profit Sharing & 401k Match	Total
Bob Sasser	$21,322	$811	$23,778	$45,911
Kent Kleeberger	17,394	1,916	23,778	43,088
Kathleen Mallas	—	—	—	—
Macon Brock	25,340	14,679	14,978	54,997
Gary Philbin	16,808	724	23,778	41,310
Bob Rudman	18,780	1,043	23,778	43,601

Grants of Plan-Based Awards Table

		Compensation		Estimated Future Payouts Under Non- Equity Incentive Plans (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Committee Action Date (1)		Threshold ($)	Target ($)	Maximum ($)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh) (5)	and Option Awards (6)
Bob Sasser	—	—	(7)	159,375	750,000	1,467,188
	3/30/2007	3/15/2007					28,500			$1,089,840
	3/30/2007	3/15/2007						64,000	$38.24	919,040

Kent Kleeberger	—	—	(7)	46,219	217,500	425,484
	3/30/2007	3/15/2007					8,000			305,920
	3/30/2007	3/15/2007						18,000	$38.24	258,480

Kathleen Mallas	—	—	(7)	11,454	53,900	105,442
	3/30/2007	3/15/2007					1,575			60,228
	3/30/2007	3/15/2007						6,250	$38.24	89,750

Macon Brock	—	—	(7)	42,500	200,000	391,250

Gary Philbin	—	—	(7)	48,875	230,000	449,938
	3/30/2007	3/15/2007					8,500			325,040
	3/30/2007	3/15/2007						19,000	$38.24	272,840

Bob Rudman	—	—	(7)	39,844	187,500	366,797
	3/30/2007	3/15/2007					8,000			305,920
	3/30/2007	3/15/2007						18,000	$38.24	258,480

Footnotes to the Grants of Plan-Based Awards Table:

(1)

The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent. The exercise price of stock options is the closing price of our stock on the date of grant.

(2)

Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” For 2007, bonuses were targeted at 100% of salary for the CEO, 50% for other Named Executive Officers and 35% for the Vice Presidents, with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)

This column shows the number of restricted stock units awarded to the named executive officers in 2007. One third of the RSUs granted vest and convert into shares of our stock on the anniversary of the grant date for each of three years beginning March 30, 2008.

(4)

This column shows the numbers of stock options granted to the named executive officers in 2007. One third of the options granted vest and become exercisable on the anniversary of the grant date for each of three years beginning March 30, 2008. The options expire ten years from the date of grant, or earlier for a reason other than death, disability or retirement.

(5)	This column shows the exercise price for the stock options granted, which was the closing price on the date of grant, March 30, 2007.

(6)

This column shows the full grant date fair value under FAS 123(R) of RSUs and stock options granted in 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For RSUs, fair value is calculated using the closing price of our stock on the grant date of $38.24. For stock options, fair value is calculated using the Black Scholes value on the grant date of $14.36. The fair values shown are accounted for in accordance with FAS 123(R). Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 2, 2008. These amounts reflect our accounting expense, and do not correspond to the actual value that may be recognized by the named executives.

(7)

MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee.

Supplemental Discussion of Awards

In March 2007, as a retention tool, the Compensation Committee awarded restricted stock units (RSU) that vest over three years of continued service to certain salaried associates, including the executive officers. For executives, the Compensation Committee also granted non-qualified stock options, similarly vesting over three years. The number of shares awarded is based on the associate’s position with us, with varying grade levels receiving fixed amounts.

We made the awards of RSUs and grants of stock options under our 2004 Executive Officer Equity Incentive and 2003 Equity Incentive Plans, consistent with past practice.

The table above presents the full grant date fair value of option grants under SFAS 123(R), as determined based on the Black-Scholes option-pricing model. The amounts shown differ from those shown in the Summary Compensation Table as the Summary Compensation Table includes only the current year accounting impact, while the Grants of Plan-Based Awards Table includes the full grant date fair value. Both tables reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

On March 2, 2008, Dollar Tree, Inc. became the successor holding company for Dollar Tree Stores, Inc., which is now our subsidiary. Executives who were serving in senior executive roles with Dollar Tree Stores, Inc. are now also executives of Dollar Tree, Inc., and/or its subsidiaries. Dollar Tree, Inc assumed each of the plans that provide for equity compensation for executives and employees. The common stock of Dollar Tree, Inc. is now issuable under the plans in lieu of shares of Dollar Tree Stores, Inc.  While some of our associates continue to be employed by Dollar Tree Stores, Inc., and are therefore eligible to participate without any material change to the plans, the Board of Directors found it desirable to expand eligibility to officers and employees of the holding company and its other subsidiaries. The expansion of this eligibility under certain plans requires the approval of shareholders, and is covered by the plan amendments presented for approval under Proposals Nos. 2-4 of this proxy statement.  Please see the discussion beginning on page 35.

Outstanding Equity Awards at Fiscal Year End Table

        The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards and unvested RSUs. Each equity grant is shown separately for each named executive (Kent Kleeberger resigned effective October 26, 2007 and did not have any outstanding awards at fiscal year end). The vesting schedule for each grant is shown following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of February 2, 2008, which was $27.79. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bob Sasser	6/2/2005	—	—	—	—	2,500	69,475	—	—
	3/31/2006	—	20,000	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	5,000	138,950	—	—
	3/30/2007	—	64,000	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	28,500	792,015	—	—

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kathleen Mallas	3/20/2001	5,000	—	$17.00	3/20/2011	—	—	—	—
	3/24/2003	5,000	—	20.02	3/24/2013	—	—	—	—
	6/2/2005	—	—	—	—	500	13,895	—	—
	3/31/2006	2,083	4,167	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	1,042	28,957	—	—
	3/30/2007	—	6,250	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	1,575	43,769	—	—

Macon Brock	3/11/2002	60,000	—	$31.62	3/11/2012	—	—	—	—
	3/24/2003	60,000	—	20.02	3/24/2013	—	—	—	—
	5/10/2004	40,000	—	25.26	5/10/2014	—	—	—	—
	6/2/2005	20,000	—	24.95	6/2/2015	—	—	—	—
	6/2/2005	—	—	—	—	1,667	46,325	—	—
	3/31/2006	6,666	13,334	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	3,334	92,652	—	—

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary Philbin	3/11/2002	10,000	—	$31.62	3/11/2012	—	—	—	—
	6/2/2005	12,500	—	24.95	6/2/2015	—	—	—	—
	6/2/2005	—	—	—	—	1,042	28,957	—	—
	3/31/2006	4,166	8,334	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	2,084	57,914	—	—
	3/30/2007	—	19,000	38.24	3/30/2017	—	—
	3/30/2007	—	—	—	—	8,500	236,215	—	—

Bob Rudman	6/2/2005	—	—	—	—	1,042	28,957	—	—
	3/31/2006	—	8,334	$27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	2,084	57,914	—	—
	3/30/2007	—	18,000	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	8,000	222,320	—	—

Footnotes to Outstanding Equity Awards Table:

(1)          All option awards dated prior to 2006 became fully exercisable on December 15, 2005, pursuant to the Compensation Committee’s approval of accelerated vesting on that date. Options awarded in 2007 and 2006 vest and become exercisable in three approximately equal installments over three years, beginning on the first anniversary of the grant. Options expire ten years from date of grant, or earlier for reasons other than death, disability or retirement.

(2)          RSUs awarded on 2007, 2006 and 2005 vest and convert into shares of our stock in three approximately equal installments over three years, beginning on the first anniversary of the grant, provided the executive remains employed by us on the vesting date.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended February 2, 2008. The value realized on exercise of options represents the spread between the sale price and the option strike price at time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	167,000	$2,163,964	16,500	$615,395
Kent Kleeberger	52,500	643,182	13,083	555,879
Kathleen Mallas	11,000	114,011	1,021	41,128
Macon Brock	120,000	2,771,082	3,333	134,405
Gary Philbin	45,000	520,747	3,083	119,979
Bob Rudman	61,666	540,875	3,083	119,979

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and all amounts are immediately distributed upon a change in control of the company.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$0	$0	$0	$0	$0
Kent Kleeberger	72,590	0	(12,297)	0	185,551
Kathleen Mallas	10,376	0	(149)	0	10,227
Macon Brock	0	0	0	0	0
Gary Philbin	0	0	10,341	0	279,707
Bob Rudman	0	0	0	0	0

Footnotes to Non-Qualified Deferred Compensation Table:

(1)         Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)         We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)         Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control

We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. In early 2007, we entered into change in control agreements with our named executive officers (except Mr. Brock and Ms. Mallas) as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 31. Also see the (“Severance Plan”) section on page 20 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2007. These tables include those items which would provide incremental value to the executive.  In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason

In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested options and stock awards are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details. RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination.

In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with a change in control, Mr. Brock would receive $30,000 each year, possibly for the remainder of his lifetime, assuming we enter into an agreement with him substantially similar to the agreement that we currently have with Mr. Perry. The terms of any consulting arrangement may differ from our assumptions.

Death, Disability or Retirement or Change in Control without Termination

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Other Severance		Total
Bob Sasser	$2,400	$1,000,440	$0		$1,002,840
Kent Kleeberger	0	0	0		0
Kathleen Mallas	500	86,621	0		87,121
Macon Brock	1,600	138,977	30,000	(3)	170,577
Gary Philbin	1,000	323,086	0		324,086
Bob Rudman	1,000	309,191	0		310,191

(1)         Under the terms of our outstanding option award agreements, unvested options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of options in its discretion. The above amounts assume that, in all cases, unvested options become vested. All options, whether previously vested or accelerated by the triggering event, remain exercisable for periods ranging from 90 days to the normal expiration date, which is ten years after grant. Intrinsic value of unvested options reflects the difference between year end fair market value of $27.79 and the exercise price for unvested in-the-money options. See the Outstanding Equity Awards Table for details.

(2)         Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of February 2, 2008, which was $27.79.

(3)         For Mr. Brock, the amount shown reflects the amount we expect to pay each year, possibly for the remainder of his lifetime, assuming we enter into an agreement with him substantially similar to the agreements that we currently have with our other founders. Such an agreement was not in effect at the end of the fiscal year; therefore, no consulting fees would have been payable in the event of his death or a change in control occurring at that time, but are assumed to be payable in the event of his retirement as of the end of the year. The terms of any consulting arrangement may differ from our assumptions.

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the 2004 Executive Officer Equity Plan, the 2003 Equity Incentive Plan and the 1995 Stock Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

All options issued under plans established prior to 2003 are already fully vested. Under the 2003 Equity Incentive Plan and the 2004 Executive Officer Equity Incentive Plan, which are the only two plans from which we currently make awards, accelerated vesting of equity awards upon a change in control is at the discretion of the Compensation Committee. “Change in control” is defined as:

•                  the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•                  the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•                  a successful tender offer for our common stock, after which the tendering party holds more than 30% of our issued and outstanding common stock, or

•                  a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction.

Our plans also provide the Compensation Committee with discretion to make any payments or accelerate the vesting or payment of any award in the event of the death, disability or retirement of a named executive officer.  Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture, and they provide for a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

In March 2007, as a part of its in-depth review of our compensation structure, the Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers (except the Chairman and Principal Financial Officer) that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•                  Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•                  Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•                  “Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than 30% of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

Name	Change in Control Benefit	Earned but Unpaid Bonus (1)	Value of Unvested Options and Stock Awards (2)	Other Severance (3)	Total
Bob Sasser	$3,271,072	$1,005,825	$1,002,840	$0	$5,279,737
Kathleen Mallas	0	72,141	87,121	0	159,262
Macon Brock	0	270,840	140,577	30,000	441,417
Gary Philbin	978,078	305,945	324,086	0	1,608,109
Bob Rudman	796,408	248,568	310,191	0	1,355,167

(1)                                 The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)                                 Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)                                 For Mr. Brock, the amount shown reflects the amount we expect to pay each year, possibly for the remainder of his lifetime, assuming we enter into an agreement with him substantially similar to the agreements that we currently have with our other founders. Such an agreement was not in effect at the end of the fiscal year; therefore, no consulting fees would have been payable in the event of his death or a change in control occurring at that time, but are assumed to be payable in the event of his retirement as of the end of the year. The terms of any consulting arrangement may differ from our assumptions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices.   The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Leases

We lease two stores from DMK Associates, a partnership owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $156,000 in 2007. One of the two store leases with DMK Associates expires in November 2010, with one four-year renewal option. The other store lease expires in March 2010, with a seven-year renewal option.  While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares of our common stock beneficially owned on April 18, 2008 by:

•                  each of the Directors and nominees for director;

•                  each of the Named Executive Officers;

•                  all Directors and Executive Officers as a group; and

•                  each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 89,988,645 shares of our stock outstanding as of April 18, 2008.

	Beneficial Ownership (1)
Directors and Executive Officers	Shares		Percent
Arnold S. Barron	687	(2)	*
Macon F. Brock, Jr.	1,556,854	(3)	1.7%
Mary Anne Citrino	9,918	(4)	*
H. Ray Compton	150,759	(5)	*
Richard G. Lesser	50,383	(6)	*
Lemuel E. Lewis	2,683	(7)	*
J. Douglas Perry	558,017	(8)	*
Bob Sasser	58,115	(9)	*
Thomas A. Saunders, III	1,117,182	(10)	1.2%
Eileen R. Scott	10,005	(11)	*
Thomas E. Whiddon	16,000	(12)	*
Alan L. Wurtzel	54,928	(13)	*
Carl P. Zeithaml	747	(14)	*
Kathleen E. Mallas	18,836	(15)	*
Gary M. Philbin	45,716	(16)	*
Robert H. Rudman	14,124	(17)	*
All current Directors and Executive Officers (16 persons)	3,664,954		4.0%

Other 5% Shareholders
Barclays Group.	7,774,840	(18)	8.6%
45 Fremont Street
San Francisco, CA 94105
Cramer Rosenthal McGlynn, LLC	6,529,843	(19)	7.3%
520 Madison Avenue
New York, NY 10022

* less than 1%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)	Represents 687 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(3)

Includes 222,930 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 10,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, and 203,334 shares issuable upon exercise of stock options or vesting of restricted stock units which are assumed to be issuable if he were to retire within 60 days, but excludes 581,766 shares owned by Mr. Brock’s wife.

(4)

Includes 2,264 shares issuable upon exercise of stock options, and 7,654 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)

Includes 113,259 shares owned by a trust for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power and 6,000 shares issuable upon exercise of stock options.

(6)

Includes 44,719 shares issuable upon exercise of stock options, and 5,664 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)	Represents 2,683 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(8)

Includes 311,246 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, and 29,250 shares issuable upon exercise of stock options, and 557 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days, but excludes 27,000 shares owned by a trust of which Mr. Perry’s wife is a trustee.

(9)

Includes 33,833 shares issuable within 60 days upon exercise of stock options or vesting of restricted stock units, but excludes 166,240 shares underlying otherwise unvested stock options or restricted stock units.

(10)	Includes 21,252 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 51,901 shares issuable upon exercise of stock options.
(11)

Represents 6,000 shares issuable upon exercise of stock options, and 4,005 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(12)	Includes 12,000 shares issuable upon exercise of stock options.
(13)

Includes 9,258 shares held in a revocable trust of which Mr. Wurtzel is a trustee, 5,000 shares held in a private foundation over which Mr. Wurtzel exercises control, 36,750 shares issuable upon exercise of stock options, and 3,920 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)	Represents 747 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(15)

Includes 16,749 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 16,647 shares underlying otherwise unvested stock options or restricted stock units.

(16)

Includes 38,208 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 50,917 shares underlying otherwise unvested stock options or restricted stock units.

(17)

Includes 11,209 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 48,424 shares underlying otherwise unvested stock options or restricted stock units.

(18)

Includes shares held or controlled by Barclays Global Investors N.A. (“Barclays”) and its affiliates, including Barclays Global Investors N.A., Barclays Global Fund Advisors, Barclays Global Investors Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Based on Schedule 13G filed by Barclays for the period ended December 2007.

(19)	Includes shares held or controlled by Cramer Rosenthal McGlynn, LLC (“CRM”). Based on Schedule 13G/A filed by CRM for the period ended December 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2007, except for a Form 4 transaction by Mr. James Fothergill which was inadvertently filed late.

SHAREHOLDER ACTION ON COMPENSATION PLANS

Dollar Tree is required to seek shareholder approval for certain of its compensation plans because of the recent formation of its holding company and various tax reasons.  Because we were submitting these plans to the shareholders for a vote this year, we chose to submit other plan-related matters at the same time.  We therefore request that the shareholders consider and approve the plan-related matters reflected in Proposals 2 through 9 described below.

As you read through the following proposals, please keep in mind the summary descriptions of the material characteristics of each plan, which may be found beginning on page 39.  The summaries included below are provided solely for your reference and are qualified in their entirety by reference to the full text of the plans and the amendments, which have been filed in appendices to the company’s definitive proxy statement with the U.S. Securities and Exchange Commission.

PROPOSAL NOS. 2 – 4 – APPROVAL OF HOLDING COMPANY AMENDMENTS

The Board of Directors has adopted, subject to shareholder approval, certain amendments to the following plans:

•                  2005 Employee Stock Purchase Plan,

•                  2003 Equity Incentive Plan, and

•                  2004 Executive Officer Equity Plan.

The purpose of these amendments is to include the employees of our new holding company Dollar Tree, Inc. and its wholly owned subsidiaries as covered participants. On March 2, 2008, Dollar Tree, Inc. became the holding company for Dollar Tree Stores, Inc., and Dollar Tree, Inc. assumed each of the plans that provided for equity compensation for our associates.  The plan amendments make clear that any employees of Dollar Tree, Inc. and its subsidiaries continue to participate in the plans in the same manner as before the formation of Dollar Tree, Inc.

Shareholder approval of the amendments is required in order for certain equity awards to continue to comply with Sections 422 and 423 of the Internal Revenue Code.  Specifically, the shareholders are asked to approve that the employees of Dollar Tree, Inc. and its subsidiaries are eligible to participate in these plans.

There is no expansion or change in the benefits to be offered under any of the Plans under Proposals 2, 3, and 4.

Vote Required

The proposed amendments will be adopted at the meeting, so long as a quorum is present, if the votes cast represent a majority of shares represented and entitled to vote. Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”:

Proposal 2             Approving the 2005 Employee Stock Purchase Plan holding company amendment

Proposal 3             Approving the 2003 Equity Incentive Plan holding company amendment

Proposal 4             Approving the 2004 Executive Officer Equity Plan holding company amendment

PROPOSAL NOS.  5 - 7 – RE-APPROVAL OF PERFORMANCE-BASED COMPENSATION

We request that shareholders re-approve the measures that are used in establishing goals for performance-based awards, as well as the limits applicable to such awards, as contained in:

•                  2003 Equity Incentive Plan,

•                  2004 Executive Officer Equity Plan, and

•                  2004 Executive Officer Cash Bonus Plan.

While the shareholders have previously approved these matters at earlier annual meetings, re-approval of the performance measures and award limits is required to preserve the company’s ability to deduct compensation associated with future performance-based incentive awards to be made under the plans.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount the company may deduct in any one year for compensation paid to its principal executive officer and our other three most highly-compensated executive officers other than its principal financial officer.  There is, however, an exception to this limitation for certain performance-based compensation.  In order for the company to continue to qualify for this exception, our shareholders must reapprove the material terms of the performance measures and award limits of the plans every five years. Our shareholders last approved performance measures in 2003 for the 2003 Equity Incentive Plan and in 2004 for the other plans.  Proposals 5, 6, and 7 submit identical performance measures for the 2003 Equity Incentive Plan, 2004 Executive Officer Equity Plan and 2004 Executive Officer Cash Bonus Plan for re-approval at the 2008 Annual Meeting.  These proposals do not increase the awards limits previously contained in these plans.  If these proposals are not approved by our shareholders, we may continue to grant awards under the plan, but certain awards to executive officers will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and may therefore not be fully tax deductible.

Performance Measures

Under each of the above listed plans, the Compensation Committee may establish performance programs with fixed goals and designate employees as eligible to receive either shares, units, or cash bonus if the goals are achieved.  Performance units, shares, or cash bonus will be issued only in accordance with the program established by the committee.  Achievement of goals relating to the following measures, to be set by the Compensation Committee in connection with any particular award, shall be necessary for the receipt of payouts under performance awards:

•                  sales increases (including comparable store sales);

•                  profits and earnings (including operating income and EBITDA);

•                  cash flow;

•                  shareholder value; or

•                  financial condition or liquidity.

These goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time.  More than one performance program may be established by the committee.  Such programs may operate concurrently or for varied periods of time, and a participant may participate in more than one program at the same time.

Award Limits

2003 Equity Incentive Plan. Subject to adjustments that the Compensation Committee may make upon future stock splits, share dividends and certain other transactions, the award limits for the 2003 Equity Incentive Plan are as follows and are not increased by this Proposal above the level previously contained by the plan:

•                  Incentive stock options granted under the plan may cover no more than 300,000 shares during the life of the plan.

•                  One individual may receive options or stock appreciation rights to no more than 60,000 shares during any one calendar year period.  However, if an option is in tandem with a stock appreciation right, then the tandem option and stock appreciation right shall be counted as covering the same shares.

•                  One individual may receive awards (other than options or stock appreciation rights) for no more than 30,000 shares (or $150,000 in value in the case of performance units) during any one calendar year period, if the awards are intended to be “performance-based compensation.”

2004 Executive Officer Equity Plan.  Subject to adjustments that the Compensation Committee may make upon future stock splits, share dividends and certain other transactions, the award limits for the 2004 Executive Officer Equity Plan are as follows and are not increased by this Proposal above the levels previously contained in the plan:

•                  The overall maximum number of shares which may be awarded to all participants under the plan is 1,000,000 shares.  This limit was previously included in the plan and is not being changed by reauthorization under Proposal No. 6. We have however asked shareholders to approve an increase to 2,000,000 shares under our separate Proposal No. 9, described below on page 38.

•                  The maximum number of shares that may be subject to options or stock appreciation rights issued under the plan is limited to 200,000 per person per year.

•                  The maximum number of shares subject to stock unit awards, restricted stock awards, restricted stock unit awards and performance share awards—including awards that are “performance-based compensation”—is limited to 100,000 per person per year.

•                  The maximum dollar value of a performance unit award that is “performance-based compensation” is limited to $1 million per person per year.

2004 Executive Officer Cash Bonus Plan. The maximum cash bonus that may be awarded under the 2004 Executive Officer Cash Bonus Plan is $1,000,000 for any one executive officer in any fiscal year.  This limit is not increased above the level previously contained in the plan by this re-authorization Proposal No. 7, but we have asked the shareholders to approve an increase in this limit to $3,000,000 under our separate Proposal No. 8, described below on page 38.

Vote Required

The proposed re-approval of the previously approved performance measures will be adopted at the meeting, so long as a quorum is present, if the votes cast represent a majority of shares represented and entitled to vote.  The following proposals do not change the terms of the performance measures or increase the award limits.  Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”:

Proposal 5             Re-approving the 2003 Equity Incentive Plan performance measures and award limits

Proposal 6             Re-approving the 2004 Executive Officer Equity Plan performance measures and award limits

Proposal 7             Re-approving the 2004 Executive Officer Cash Bonus Plan performance measures and award limits

PROPOSAL NO. 8 – APPROVAL OF AMENDMENT TO THE 2004 EXECUTIVE OFFICER CASH BONUS PLAN

The Board has adopted an amendment to the 2004 Executive Officer Cash Bonus Plan to increase the annual limit of performance based cash bonuses that may be deductible in accordance with the terms of the plan from $1,000,000 to $3,000.000.  Shareholder approval of this amendment is required in order to assure that the entire cash bonus that may be paid to an executive is tax deductible.  Shareholder approval of the annual dollar limit placed on deductible cash bonuses, along with the performance measures discussed under Proposals Nos. 5-7 above, allows the company to deduct the payment of bonuses without limitation by Section 162(m) of the Internal Revenue Code.

Current bonus awards to the CEO could exceed $1,000,000 if the company performs well.  The higher limit assures that the maximum bonus payable will be tax deductible to the company.  The higher limit will not cause the Compensation Committee to increase or decrease the bonus potential otherwise determined in accordance with its compensation philosophy.

Vote Required

The proposed amendment will be adopted at the meeting, so long as a quorum is present, if the votes cast represent a majority of shares represented and entitled to vote. Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 8 AMENDING THE 2004 EXECUTIVE OFFICER CASH BONUS PLAN

TO LIMIT BONUS AWARDS TO $3,000,000.

PROPOSAL NO. 9 – APPROVAL OF AMENDMENT TO THE 2004 EXECUTIVE OFFICER EQUITY PLAN

The Board has adopted an amendment to the Dollar Tree, Inc. 2004 Executive Officer Equity Plan (“2004 EOEP”) to increase the number of shares that may be granted under the plan from one million (1,000,000) shares to two million (2,000,000) shares.  As of April 18, 2008, approximately 606,750 shares of the 1,000,000 shares originally authorized have already been granted under the plan.  The amendment replaces the grants and provides additional shares for future awards. Shareholder approval of this amendment is required.

Vote Required

The proposed amendment will be adopted at the meeting, so long as a quorum is present, if the votes cast represent a majority of shares represented and entitled to vote. Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 9 AMENDING THE 2004 EXECUTIVE OFFICER EQUITY PLAN

TO INCREASE THE AUTHORIZED SHARES TO 2,000,000 SHARES.

PLAN SUMMARIES

Each of the following summary descriptions of material plan characteristics includes the effect of the proposals being submitted to the shareholders. Copies of the plans and amendments were attached as appendices to this proxy statement as filed with the U.S. Securities and Exchange Commission.

Summary of the 2005 Employee Stock Purchase Plan

Administration.    The 2005 Employee Stock Purchase Plan (“2005 ESPP”) will be administered by the Board of Directors or a committee designated by the Board—currently the Compensation Committee—which will have the authority to administer the plan and to resolve all questions relating to the administration of the plan.

Stock Subject to 2005 ESPP.    An aggregate of 1,050,235 shares of common stock of the Company is reserved for issuance under the 2005 ESPP and available for purchase, subject to adjustment in the event of a stock split, stock dividend or other similar change in common stock or our capital structure.  As of April 18, 2008, there were 638,335 such shares available under the existing plan.

Eligibility.    All employees of Dollar Tree, Inc., the new parent holding company, and its subsidiaries (including officers) who have been continuously employed for four months or more, whose customary employment is for more than 20 hours per week are eligible to participate in the 2005 ESPP. Non-employee directors are not eligible, nor are holders of five percent or more of the company’s common stock.  As of April 18, 2008, we had approximately 34,350 employees who would be eligible to participate in the 2005 ESPP.

Offering Period.    The 2005 ESPP designates purchase periods, accrual periods and exercise dates. Purchase periods are generally successive periods of three months that begin on January 1, April 1, July 1, and October 1 of each year.

Purchase Price.    On the first day of each purchase period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the last day of the purchase period (the “exercise date”).  During a purchase period, deductions are to be made from the pay of participants in accordance with their authorizations and credited to their accounts under the 2005 ESPP.  When the purchase right is exercised, the participant’s withheld compensation is used to purchase shares of our common stock.  The price per share at which shares of common stock may be purchased under the 2005 ESPP during any purchase period (the “option price”) is the lesser of: (a) 85% of the fair market value of common stock on the date of the grant of the option (i.e., the first day of the purchase period), or (b) 85% of the fair market value of common stock on the exercise date (i.e., the last day of the purchase period).  On April 18, 2008, the closing price of the common stock was $30.54 per share.

Payment of Purchase Price; Payroll Deductions.    Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant’s regular base pay, plus commissions paid, exclusive of overtime, bonuses or shift-premiums.  Participants may not make direct cash payments to their accounts.  The market value of shares of common stock that any employee may purchase under the 2005 ESPP during any calendar year may not exceed $25,000 under restrictions imposed by the Code.

Amendment.  The Board may amend, suspend or terminate the 2005 ESPP or any portion thereof at any time.  We must obtain shareholder approval for any change that would require such approval under listing standards of the NASDAQ Stock Market and any regulatory or tax requirement with which the Board desires to comply.  However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

United States Federal Income Tax Consequences of Awards under the 2005 ESPP

The 2005 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.  Under a plan which so qualifies, a participant recognizes no taxable income upon either the grant or the exercise of the purchase rights.  The participant will not recognize taxable income until there is a sale or other disposition of the shares acquired under the 2005 ESPP or in the event the participant should die while still owning the purchased shares.

The tax treatment of a sale or disposition of shares acquired under the 2005 ESPP will depend on whether the “holding period” requirements are satisfied.  Generally, these requirements are satisfied if a participant does not sell or dispose of shares acquired in a given purchase period within two years after the beginning of such period, or within one year after the end of such period.

If a participant sells or disposes of shares before the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income at the time of such sale or disposition equal to the lesser or (1) the fair market value of such shares on the last day of the purchase period from which they were acquired minus the option price, or (2) the amount realized on the sale or disposition minus the option price.  Any gain in excess of this amount can be treated as capital gain.

If a participant sells or disposes of shares after the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of: (1) the fair market value of such shares on the sale or disposition date minus the option price or (2) 15% of the fair market value of such shares on the first day of the purchase period from which they were acquired.  Any additional gain upon the disposition will be taxed as a long-term capital gain.

If the participant owns shares acquired under the 2005 ESPP at the time of death, then, regardless of whether the holding period requirements are satisfied, the amount of ordinary income equals the lesser of: (1) the fair market value of such shares on the date of death minus the option price or (2) 15% of the fair market value of such shares on the first day of the purchase period from which they were acquired.

Dollar Tree is not allowed any deductions upon either the grant or exercise of the purchase rights.  If the holding period requirements are not satisfied with respect to the sale or disposition of any shares acquired under the 2005 ESPP, then Dollar Tree will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. In all other cases, Dollar Tree is not entitled to a tax deduction.

Summary of the 2003 Equity Incentive Plan

The 2003 Equity Incentive Plan (“2003 EIP”) permits us to grant a variety of equity awards. Its purpose is to promote our interests and the interests of our shareholders by motivating key employees to work towards achieving our long-range goals and by attracting and retaining exceptional employees.  By motivating key employees to share in our long-term growth and financial success, employee interests are more closely aligned with those of our shareholders.

Administration.    The plan is administered by the Compensation Committee of the Board. The committee is authorized to, among other things:

•                  determine which employees will be granted awards;

•                  determine whether awards will be for non-qualified stock options, incentive stock options (which qualify for special treatment under Section 422 of the Internal Revenue Code), stock appreciation rights, performance units, restricted stock and other stock;

•                  determine whether any award is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code and what performance measures approved by the shareholders shall be used in connection with such award;

•                  determine the terms and conditions of each participant’s individual award agreement, including vesting schedules, lapsing conditions, and transfer restrictions for each award; and

•                  make all other determinations necessary or advisable to administer the plan.

Stock Options.    Options to purchase shares of common stock of the Company (“common stock”) granted under the 2003 EIP may be incentive stock options that qualify for favorable income tax treatment or non-statutory stock options.  The purchase price of common stock covered by an option may not be less than 100% of the fair market value of the common stock on the date of the option grant.  On April  18, 2008, the closing price of the common stock was $30.54 per share.  Options may be exercised only at such times as may be specified by the Compensation Committee in the participant’s stock option agreement.  If the option so provides, a participant exercising an option may pay the purchase price through cash payments, by the delivery of shares of stock, or by such other methods of exercise as may be approved by the committee from time to time.

Stock Appreciation Rights.    The Compensation Committee may award stock appreciation rights alone or in tandem with non-statutory stock options, and impose such conditions upon their exercise as it deems appropriate.  When the stock appreciation right is exercisable, the holder may surrender all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the fair market value of the common stock on the date of grant.  The payment may be in cash or shares of stock.  The committee may limit the amount that can be received when a stock appreciation right is exercised.

Repricing of options and stock appreciation rights after the date of grant is not permitted.

Restricted Stock.    Restricted stock issued pursuant to the 2003 EIP is subject to the following general restrictions: (i) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the plan, and (ii) if a holder of restricted stock ceases to be employed by the company, such holder will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed. The Compensation Committee establishes as to each share of restricted stock issued under the 2003 EIP the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, the meeting of performance goals, or as a result of the disability, death or retirement of the recipient.

Stock Units and Restricted Stock Units.    The Compensation Committee may award participants either the right to receive shares in the future or the right to receive restricted stock in the future. Any such awards are subject to conditions, restrictions and contingencies as the committee may determine.

Performance Awards.    The Performance Awards and Award Limits under the 2003 EIP are discussed above beginning on page 36.

Other Terms and Conditions.    All company employees, including our executive officers, and independent contractors selected by the Compensation Committee are eligible to participate in the plan. As of April 18, 2008, we employed approximately 40,007 persons.  Generally, awards may only be transferred upon death, but the committee may provide for broader transferability in the award agreement. The committee also has the authority to determine the vesting and expiration of the awards.

Shares To Be Issued Under the Plan.     As of April 18, 2008, the number of shares of our common stock we may grant as awards under the 2003 EIP is 4,282,317, plus any additional shares which may become available when outstanding options under the old Stock Incentive Plan lapse or are forfeited. The Compensation Committee may, however, adjust this maximum amount to account for any future stock split, reverse stock split, stock dividend, combination, or reclassification of common stock or any similar transaction effected for which we do not receive any payment. When an award is forfeited or lapses, including awards under the old plan, the shares subject to that award become available for future awards under the 2003 EIP. Also, shares tendered in payment for the exercise price or the related withholding obligation will increase the number of shares available for awards under the plan. No awards may be made after July 1, 2013, the tenth anniversary of the effective date of the 2003 EIP.

Change of Control.    In the event of a change of control of the company, the Compensation Committee has discretion to accelerate the vesting or exercisability of any awards and to cash-out any and all outstanding awards, subject to limitations imposed by the Internal Revenue Code. The committee also has the right to substitute or assume awards in connection with mergers, reorganizations, or other transactions.

Amendment.    The Board may amend or terminate the 2003 EIP at any time. We must obtain shareholder approval for any change that would require such approval under listing standards of the NASDAQ Stock Market and any regulatory or tax requirement with which the Board desires to comply. However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

Summary of the 2004 Executive Officer Equity Plan

The 2004 Executive Officer Equity Plan (“2004 EOEP”) replaced the 2003 Equity Incentive Plan, but only with respect to the company’s Chief Executive Officer and certain other executive officers.

Under the 2004 EOEP, the company may grant the exact same types of equity awards as under the 2003 Equity Incentive Plan, including options, stock appreciation rights, performance units, restricted stock, and other stock. The only differences between the two plans are as follows:

•  The 2004 EOEP is available only to the company’s Chief Executive Officer and other executive officers that the Compensation Committee determines is or may be a “covered employee” within the meaning Section 162(m) of the Internal Revenue Code and related regulations. (See the discussion of “Eligible Executive” under “2004 Executive Officer Cash Bonus Plan” beginning on page 42.)

•  As of April 18, 2008, the number of shares of our common stock we may grant as awards under the 2004 EOEP is 393,250.  (We are seeking shareholder approval of an increase in this amount under Proposal No. 9 above.) The

Compensation Committee may adjust this maximum amount for certain corporate events in the same manner as described with respect to the 2003 EIP, and lapsed awards and shares tendered are treated similarly.  No awards may be made after July 1, 2014, the tenth anniversary of the effective date of the 2004 EOEP.

•  The 2004 EOEP has several award limits.  The award limits and performance awards under the 2004 EOEP are discussed above beginning on page 36.

In all other respects, the 2004 EOEP is exactly the same as the 2003 Equity Incentive Plan, as proposed to be amended in this proxy statement and described above, including the prohibition on repricing of options and stock appreciation rights after the date of grant.

Summary of the 2004 Executive Officer Cash Bonus Plan

The 2004 Executive Officer Cash Bonus Plan (“2004 EOCBP”) permits us to award and pay cash bonuses to certain of the company’s executive officers that are subject to performance measures so that such payments will be deductible by the company for federal income tax purposes.

Purpose.    The purpose of the 2004 EOCBP is to enhance the company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote our company’s success. The 2004 EOCBP is also intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Performance Goals.    The performance goals and awards limits under the 2004 EOCBP are discussed above beginning on page 36.

Administration.    The Compensation Committee of the Board or another committee (consisting of at least two directors, each of whom shall be an “outside director” within the meaning of Section 162(m)) appointed by the Board will administer the 2004 EOCBP. In administering the 2004 EOCBP, the committee will have full power and authority to interpret the terms and provisions of the plan and to establish, adjust, pay or decline to pay bonuses under the plan.

Eligible Executives.    Participation in the plan will be limited to “Eligible Executives,” which is defined as the company’s Chief Executive Officer and any other executive officer designated by the Compensation Committee. No non-employee director of the company or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the plan.

Establishment of Target Bonuses.    Within 90 days after the end of each fiscal year, the Compensation Committee will designate those Eligible Executives who are to be participants in the plan for that fiscal year and will specify the terms and conditions for the determination and payment of an “Incentive Bonus” to each of those participants. The maximum Incentive Bonus that may be payable to any Eligible Executive for any fiscal year will be $3 million, subject to shareholder approval of Proposal No. 8. The Compensation Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the committee determines to be appropriate. The 2004 EOCBP contains special provisions for designating additional Eligible Executives for participation in the plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

Committee Certification and Determination of Incentive Bonuses.    As soon as practicable after the end of each fiscal year, the Compensation Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Incentive Bonus to be paid to each plan participant. In determining that amount, the committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable.

Payment of Incentive Bonuses.    Following the Compensation Committee’s determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash).

Duration and Amendment.    If shareholders approve the 2004 EOCBP, it will be effective for fiscal 2004 (the current fiscal year of the Company, which commenced on February 1, 2004) and will continue in effect until the end of the company’s fiscal year beginning in 2008. The Board, however, may suspend or terminate the 2004 EOCBP at any time. In addition, the Board may amend the Plan from time to time as it deems advisable, except that, without the approval of the company’s shareholders, the Board may not amend the plan to (a) increase the maximum amount of Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan, (b) materially modify the eligibility requirements for participation in the plan or (c) change the material terms of the stated performance goal.

Deductibility.    Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders. The Board believes that it is desirable and in the best interests of the company and its shareholders that the cash bonuses to be paid to our executive officers be deductible for federal income tax purposes and, accordingly, has structured the 2004 EOCBP to satisfy the requirements of Section 162(m) for “performance-based” compensation. The Board also believes that the plan serves the company’s interests by focusing management’s attention on the achievement of those goals that the Board, through the Compensation Committee, determines to be strategically and operationally important for the company.

United States Federal Income Tax Consequences of Awards under the Plans

The Federal income tax consequences of participation in the plans we are submitting for approval are complex and subject to change. The following discussion, which has been prepared by our counsel, the law firm of Williams Mullen, is only a summary of the general rules applicable to the plans, not a complete description of the Federal income tax aspects. The summary is based on current provisions of the Internal Revenue Code and does not cover any state or local tax consequences of participation in the plan. Participants should consult their own tax advisors since a taxpayer’s particular situation could result in some variation of the rules described below.

Non-Qualified Options.      The grant of a non-qualified option (“NQO”) will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options.    The grant of an incentive stock option (“ISO”) will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the company will not be entitled to any deduction for Federal income tax purposes.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to the company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Special rules apply if a participant pays the exercise price for a NQO or ISO in shares previously owned by the optionee rather than in cash.

Stock Appreciation Rights.    The grant of a Stock Appreciation Right (“SAR”) will not result in taxable income to the participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the participant as ordinary income, and a corresponding deduction will be allowed to the company. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Performance Units. A participant who has been granted performance units will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time. The participant will have compensation income at the time of distribution equal to the cash and the then fair market value of the distributed performance shares, and the company will have a corresponding deduction.

Restricted and Other Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time, assuming that the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.

A participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. If a Section 83(b) election is made, the company will be entitled to a corresponding deduction at the time of grant.

A participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for Federal income tax purposes (for example, bonus stock) will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the company will be entitled to a corresponding deduction.

Incentive Bonus under Cash Bonus Plan. A 2004 EOCBP participant will be taxed at ordinary income rates on a cash bonus in the year received. Generally, the company will receive a federal income tax deduction corresponding to the amount included in the participant’s income in the same year, subject to the limitations on deductions described below.

Election to Defer.    An election to defer compensation made by a participant prior to the calendar year in which services are performed results in a deferral of federal income tax until such time as the compensation is paid. The company will have a corresponding deduction when the participant includes the compensation in his or her income.

Limitations on Deductions.    The company’s deductions described above may also be subject to the limitations of Section 162(m) of the Internal Revenue Code. The company does not currently expect to be subject to such limitations. The intent of the amendment to the 2003 Equity Incentive Plan, the 2004 Executive Officer Equity Plan, and the 2004 Executive Officer 2004 EOCBP is to ensure that all such plans permit grants of “performance-based compensation” which will not be subject to the limitation on deductibility contained in Section 162(m).

Change of Control.    Any acceleration of the vesting or payment of awards under the plan in the event of a change of control of the company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by the company.

Benefits to Plan Participants

Participation in the 2005 Employee Stock Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deduction. Accordingly, future purchases under the 2005 Employee Stock Purchase Plan are not determinable.

Awards under the 2003 Equity Incentive Plan, the 2004 Executive Officer Equity Plan and the 2004 Executive Officer Cash Bonus Plan are made at the Compensation Committee’s discretion and are based on our company’s performance. Accordingly, it is not possible to determine at this time the amount of the awards that will be paid for the current fiscal year, the amount of any awards that would have been paid in any prior fiscal year had the plans then been in effect, or the amount of future awards under the plans. See “Compensation of Executive Officers” on page 13 for detailed information on awards to certain executive officers under the company’s Stock Incentive Plan and 2003 Equity Incentive Plan during the most recent fiscal year.

Equity Compensation Plan Information

        The following table summarizes information regarding shares issuable as of February 2, 2008, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 2, 2008.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by security holders (1)	2,533,075	$28.77	7,068,602
Plans not approved by security holders (2)	135,250	26.54	0
Total	2,668,325	28.63	7,068,602

(a)          Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of February 2, 2008.

(b)         Not included in the calculation of weighted average exercise price are (i) 555,935 restricted stock units and (ii) 22,476 deferred shares.

(c)          Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our Employee Stock Purchase Plan and our 2003 Director Deferred Compensation Plan.

(1)          Equity-based plans approved by our shareholders include: the Amended and Restated Stock Option Plan, the Stock Incentive Plan, the Step Ahead Long-Term Incentive Plan (which expired in 2002), the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2003 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, and the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan).

(2)          The 1998 Special Stock Option Plan was not submitted to shareholders for approval. We adopted this plan in 1998 to grant options to purchase shares to five former officers of 98 Cent Clearance Center who were serving as our employees or consultants following the merger. The options were granted in December 1998 as consideration for entering into non-competition agreements and a consulting agreement. The exercise price of each option equals the market price of our stock at the date of grant and each option’s maximum term is ten years. Options granted under this plan are fully vested as of fiscal year ended February 2, 2008.

PROPOSAL NO. 10 – APPROVAL OF AMENDMENTS TO OUR ARTICLES AND BYLAWS ELIMINATING SUPERMAJORITY REQUIREMENTS

We are proposing to amend our Articles of Incorporation and Bylaws. The purpose of these proposed Amendments is the removal of certain existing supermajority voting requirements.  This summary does not contain all the information that may be important to you. You should review the Amendments, which are included in Appendix D to this Proxy Statement, and our existing Articles and Bylaws, filed as exhibits to our Current Report on Form 8-K filed March 3, 2008, available on the SEC’s EDGAR website at www.sec.gov. The following information is qualified in its entirety by the actual text of the Amendments and the Articles and Bylaws, and you are urged to read them.

The Board, in its continuing review of best practices in corporate governance and in response to input received from Dollar Tree shareholders, has evaluated the need for the supermajority voting provisions regarding the removal of directors and approval of certain other matters subject to shareholder vote.  Under the current Articles and Bylaws, directors may only be removed if the number of votes cast to remove the director constitutes more than two-thirds of the votes entitled to be cast at an election of directors.  In addition, approval of any amendment to certain provisions of the Articles and Bylaws requires an affirmative vote by more than two-thirds of all the votes entitled to be cast by each voting group entitled to vote thereon. In each case, the proposed Amendments decreases the approval required to a majority of the votes entitled to be cast by that voting group.  The proposed Amendment also adds a new provision to the Articles eliminating statutory supermajority shareholder approval of certain business combinations and fundamental corporate changes.

Removal of Directors. The Board has concluded that it is in the best interests of Dollar Tree and its shareholders to eliminate the supermajority vote required to remove a director. Under the proposed Amendments, shareholders would be entitled to remove a director if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors.  The standard for removal is contained in both our Articles and Bylaws, and so the proposed Amendments cover both.

Amendment to the Articles and Bylaws. The Board also has concluded that it is in the best interests of Dollar Tree and its shareholders to eliminate the supermajority vote required to approve changes to certain provisions of the Articles and Bylaws. Under the provisions of Article VI of the current Articles, adoption of an amendment to the following provisions requires, of each voting group entitled to vote thereon, approval of the amendment by more than two-thirds of all the votes entitled to be cast by that voting group:

•                  Provisions in the Articles relating to election, classification and removal of directors and to the amendment of the Articles; and

•                  Provisions in the Bylaws relating the calling of special shareholder meetings, the organization and order of business at shareholder meetings, and the number and nomination of directors.

If the Amendments are approved, future amendments to these provisions would require, for each voting group entitled to vote thereon, the approval of the amendment by not less than a majority of the votes entitled to be cast by that voting group.

Business Combinations and Fundamental Changes.  Under the Virginia Stock Corporation Act, certain business combinations and fundamental corporate changes require a two-thirds vote of the shareholders, unless the articles of incorporation specify a greater or lesser vote. (The current Articles do not adjust this threshold.) The proposed Amendment, in addition to lowering the vote for removal of directors and shareholder approval of certain changes to our Articles and Bylaws, also reduces the shareholder vote for these actions.  If the proposed Amendment is adopted, approval of the following actions shall require the affirmative vote of only a majority of the shares entitled to be cast thereon:

•                  a plan of merger or share exchange;

•                  a sale, lease, exchange or other disposition of the corporation’s assets, other than certain statutorily exempted dispositions (such as mortgages, transfers to subsidiaries, and pro-rata distributions to shareholders), if the disposition would leave the corporation without a significant continuing business activity; or

•                  a plan of domestication, entity conversion, or dissolution of the Company.

The Board has concluded that it is in the best interests of Dollar Tree and its shareholders to eliminate the supermajority vote required to approve these matters.

Potential Anti-Takeover Effect

Although the proposed Amendments to the current Articles and Bylaws do not have any anti-takeover effect, certain provisions remaining in the Articles and Bylaws could have an anti-takeover effect by, in certain circumstances, creating an impediment which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of Dollar Tree. These provisions:

•                  classify our board of directors into three classes, each of which serves for different three-year periods;

•                  provide that only the board of directors, chairman or president may call special meetings of the shareholders;

•                  establish certain advance notice procedures for nominations of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings; and

•                  permit the board of directors, without further action of the shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock.

However, we believe that these provisions allow our Board of Directors to negotiate a higher price in the event of a takeover attempt which would be in the best interest of our shareholders.

Vote Required

The proposal you are being asked to approve is to amend certain provisions of our Articles and Bylaws.  Under our Articles, changes to these provisions require the affirmative vote of at least two-thirds of the votes entitled to be cast at the Annual Meeting.  Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 10 AMENDING THE ARTICLES OF INCORPORATION AND BYLAWS

TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENT.

PROPOSAL NO. 11 –  SHAREHOLDER PROPOSAL TO ELIMINATE CLASSIFIED BOARD

The California Public Employees’ Retirement System (“CalPERS”) has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the address and share ownership of the proponent upon request.

“RESOLVED, that the shareowners of Dollar Tree Stores, Inc. (“Company”) ask that the Company, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year.  The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2008 annual meeting.”

Supporting Statement

“Is accountability by the Board of Directors important to you as a shareowner of the company?  As a trust fund with approximately 1.5 million participants, and as the owner of approximately 800,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability of the Board to the Company’s shareowners is of paramount importance.  This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each directors stands before the shareowners for re-election each year.  We hope to eliminate the Company’s so-called “classified board”, whereby the directors are divided into three classes, each serving a three-year term.  Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance.  It is intuitive that when directors are accountable for their actions, they perform better.  A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance.  See “What Matters in Corporate Governance?”  Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).  CalPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance.  If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board.  If passed, shareowners might have the opportunity to register their views at each annual meeting – on performance of the Board as a whole and of each director as an individual.

CalPERS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability.  We urge your support FOR this proposal.”

Our Response to the Shareholder Proposal

After serious consideration, the Board of Directors has concluded that the Company’s classified board structure provides crucial benefits and serves the best interests of the Company and our shareholders.  Our articles of incorporation divide the Board of Directors into three classes. Each year shareholders elect one class (approximately one-third of the Board) plus any newly appointed directors. This year, 54% of the Board is up for election. For the reasons stated below, the Board recommends that you vote “AGAINST” the proposal to eliminate this system.

Experience and Expertise.  The knowledge and     experience of directors is absolutely vital to the successful management of the Company. By serving on the Board for three-year terms, directors have sufficient time to acquire in-depth knowledge of, and critically evaluate, our business plan, personnel and operations. Moreover, the longer term of office attracts and helps retain motivated individuals who will develop an extensive understanding of our business, knowing their significant investment of time and resources will not be wasted after just one year. Declassifying the Board, on the other hand, could result in a total loss of the accumulated knowledge and experience of our directors in a single election cycle and hurt our recruiting of highly qualified nominees.

Creation and Protection of Shareholder Value. Our classified Board structure is essential to the strategic planning that allows us to remain competitive and profitable.  Not only can our Board take a more long-term view in setting company objectives, it can also oversee multi-year implementation and evaluate progress accordingly.  Three-year terms also allow our directors to resist a minority of shareholders who may pressure the Board to take actions geared towards the minority’s short-term special interests contrary to the long-term success of the Company. For example, the current structure allows the Board to more effectively negotiate higher shareholder values in change of control transactions. We therefore strongly reject the notion – put forward by the proponent – that a classified board impedes the creation of shareholder value.

Best Practices in Corporate Governance. The Board of Directors is dedicated to excellence in corporate governance. Effective company oversight starts with assembling independent, knowledgeable and experienced directors who are committed to the Company. Bringing together a cohesive group of such directors requires the stability afforded by our classified Board structure. The composition of the Board is the responsibility of the independent Nominating and Corporate Governance Committee, which operates under a comprehensive charter and has overseen other significant corporate governance improvements at the Company, including:

•                  appointment of a lead director, independent of management;

•                  adopting a wide-ranging set of Corporate Governance Guidelines, available on our website, that incorporate best practices in director education, responsibility, performance evaluation, stock ownership and other matters; and

•                  implementing a policy requiring a director who does not receive a majority of votes cast in an uncontested director election to submit his or her resignation.

The Committee is charged with continually evaluating additional measures to ensure that we are governed in a manner that will best facilitate our growth and increase shareholder value.

After careful consideration, our wholly independent Nominating and Corporate Governance Committee has joined the entire Board of Directors in concluding that our current Board structure is beneficial to both the Company and its shareholders and should be retained.  They strongly oppose this proposal to diminish the advantages of the classified Board structure.

Vote Required

The shareholder proposal submitted to you is to amend certain provisions of our Articles and Bylaws to eliminate our classified Board structure.  Under our Articles, changes to those provisions require the affirmative vote of at least two-thirds of the votes entitled to be cast at the Annual Meeting.  Abstentions shall be deemed a vote against the proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”

PROPOSAL NO. 11 SHAREHOLDER PROPOSAL.

OTHER MATTERS

Our Principal Accountants

KPMG LLP serves as our independent auditor, and audited our consolidated financial statements for the fiscal year ended February 2, 2008. A representative of KPMG will be present at the 2008 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The table below shows the aggregate fees billed by our principal accountants for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 2, 2008 and February 3, 2007; the audit of our internal control over financial reporting as of February 2, 2008; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2007 and 2006, as well as fees paid to our principal accountants for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2007	Fiscal 2006
Audit fees	$981,820	$1,431,000
Audit-related fees (a)	12,000	9,000
Tax fees	0	0
All other fees	0	0
Total fees	993,820	1,440,000

(a)          Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2007, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction.  Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320.  Our SEC filings, including exhibits, are also available online at our company website, www.DollarTree.com, under the heading “Investor Relations.”

By order of the Board of Directors,

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 15, 2008

APPENDIX A

DOLLAR TREE, INC.

HOLDING COMPANY AMENDMENTS

PROPOSAL NO. 2- Amendment to the 2005 Employee Stock Purchase Plan

The following paragraphs and sections of the 2005 Employee Stock Purchase Plan have been amended, effective February 22, 2008, to read as follows:

a.             The name of the Plan shall be the Dollar Tree, Inc. 2005 Employee Stock Purchase Plan.

b.             Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.             The first sentence of Section 1.1 is replaced in its entirety as follows:

The Dollar Tree, Inc. 2005 Employee Stock Purchase Plan (“Plan”) is intended to attract and retain employees of Dollar Tree, Inc. and its Member Companies (“Company”).

d.             The definition of Member Company is added as follows:

Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Administrator designates as a participating employer in the Plan.

e.             The definition of Employee in Section 2.8 is replaced in its entirety as follows:

2.8           Employee.  A common law employee of the Company or any Member Company.

f.              The definition of Subsidiary Corporation in Section 2.19 is deleted.

g.                                      In Sections 4.1, 8.3, and 10.8, “Member Company” shall replace “Subsidiary Corporation” or “Subsidiary.”

PROPOSAL NO. 3.- Amendment to the 2003 Equity Incentive Plan

The following paragraphs and sections of the 2003 Equity Incentive Plan have been amended, effective February 22, 2008, to read as follows:

a.             The name of the Plan shall be the Dollar Tree, Inc. 2003 Equity Incentive Plan.

b.             Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.             The definition of Member Company is added as follows:

Member Company.  Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Board or Committee designates as a participating employer in the Plan.

d.             In Sections 1.1, 4.5. 4.7, 4.11, 4.13, 5.1, 6.4, and 8(i), “Member Company” or “Member Companies” shall replace “Subsidiary” or “Subsidiaries.”

e.             The first sentence of Section 4.1 is replaced with the following:

The Plan is effective July 1, 2003 (the “Effective Date”) and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 19, 2003.

f.              The definition of “Subsidiary” in Article 8 (w) is deleted.

PROPOSAL NO. 4.- Amendment to the 2004 Executive Officer Equity Plan

The following paragraphs and sections of the 2004 Executive Officer Equity Plan have been amended, effective February 22, 2008, to read as follows:

a.             The name of the Plan shall be the Dollar Tree, Inc. 2004 Executive Officer Equity Plan.

b.             Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.             The definition of Member Company is added to Article 8 as follows:

(m)          Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Committee designates as a participating employer in the Plan.

d.             The definition of Eligible Recipient in Article 8 is replaced in its entirety as follows:

(i)        Eligible Recipient. The term “Eligible Recipient” shall mean shall mean the Company’s or a Member Company’s Chief Executive Officer and each other executive officer of the Company or a Member Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company or a Member Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the U.S. Treasury Department regulations promulgated thereunder. An Award may be granted to an executive officer in connection with hiring, retention or otherwise, prior to the date he or she first performs services for the Company or a Member Company, provided that such Awards shall not become vested prior to the date he or she first performs such services. An Award may also be granted to an executive officer in connection with the conclusion of such executive officer’s performance of services and separation from the Company or a Member Company. The effect of discontinuity in an Eligible Recipient’s service with the Company or a Member Company on any outstanding Award shall be at the discretion of the Committee.

e.                                       In Sections 1.1, 4.5, 4.7, 4.11, 4.13, 5.1, 6.1 and 6.4, “Member Company” or “Member Companies” shall replace “Subsidiary” or “Subsidiaries.”

f.              The first sentence of Section 4.1 is replaced with the following:

This Plan is effective July 1, 2004 (the “Effective Date”) and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 17, 2004.

g.             The definition of Subsidiary in Article 8 is deleted.

END OF APPENDIX A

APPENDIX B

DOLLAR TREE, INC.

AMENDMENT TO THE 2004 EXECUTIVE OFFICER CASH BONUS PLAN

PROPOSAL NO. 8- Amendment to the 2004 Executive Officer Cash Bonus Plan

The following section of the 2004 Executive Officer Cash Bonus Plan has been amended, effective March 13, 2008, to read as follows:

a.             Section 4.c. shall be amended by striking $1,000,000 and inserting $3,000,000 in its place.

END OF APPENDIX B

APPENDIX C

DOLLAR TREE, INC.

AMENDMENT TO THE 2004 EXECUTIVE OFFICER EQUITY PLAN

PROPOSAL NO. 9- Amendment to the 2004 Executive Officer Equity Plan

The following section of the 2004 Executive Officer Equity Plan has been amended, effective upon shareholder approval, to read as follows:

a.             Section 4.2(b) shall be amended and restated in its entirety as follows:

Subject to the following provisions of this Section 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to two million (2,000,000) shares of Stock.

END OF APPENDIX C

APPENDIX D

DOLLAR TREE, INC.

AMENDMENTS TO ARTICLES AND BY-LAWS

ELIMINATING SUPERMAJORITY REQUIREMENTS

PROPOSAL NO. 10- Amendments to Articles of Incorporation and By-Laws

a.                                       The last sentence of ARTICLE IV of the Articles of Incorporation is amended by replacing the phrase “more than two-thirds (2/3) of the votes entitled to be cast,” with the phrase “a majority of the votes entitled to be cast.”

b.                                      The first sentence of ARTICLE VI of the Articles of Incorporation is deleted. ARTICLE VI is further amended by deleting the word “other” from the new first sentence, so that it reads: “Adoption of any amendment to the Articles of Incorporation requires, of each voting group entitled to vote thereon, approval of the amendment by a majority of a quorum of the voting group.”

c.                                       ARTICLE VII of the Articles of Incorporation is amended by adding the following language as a new subparagraph C:  “Where approval of any voting group of the corporation’s shareholders is required under the Act for the following actions, approval shall require the affirmative vote of a majority of the shares entitled to be cast thereon by that voting group: (1) the approval by the shareholders of a plan of merger or share exchange; (2) the approval by the shareholders of a sale, lease, exchange or other disposition of the corporation’s assets, other than a disposition described in § 13.1-723 of the Act or any successor statute, if the disposition would leave the corporation without a “significant continuing business activity,” as described by the Act; (3)  the approval by the shareholders of a plan of domestication; (4)  the approval by the shareholders of a plan of entity conversion; or (5)  the approval by the shareholders of a proposal for dissolution of the corporation.”

d.                                      The second sentence of ARTICLE III (4) of the By-Laws is amended by replacing the phrase “the two-thirds (2/3) vote” with the phrase “no less than a majority of the votes.”

END OF APPENDIX D

APPENDIX E

DOLLAR TREE, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AS PROPOSED)

ARTICLE 1

GENERAL

1.1       Purpose. The Dollar Tree, Inc. 2005 Employee Stock Purchase Plan (“Plan”) is intended to attract and retain employees of Dollar Tree, Inc. and its Member Companies (“Company”) by providing them with an opportunity to purchase shares of stock in the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, but is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

1.2       Effective Date. The Plan shall be effective on September 1, 2005.

ARTICLE 2

DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings set forth in this Article unless a different meaning is required by the context:

2.1       Administrator. The Chief People Officer of the Company or such other person as may be authorized from time to time pursuant to Section 3.4 hereof.

2.2       Board. Board of Directors of the Company.

2.3       Code. The Internal Revenue Code of 1986, as amended.

2.4       Committee. The committee appointed by the Board to administer the Plan as described in ARTICLE 2 of the Plan or if no such Committee is appointed, the entire Board.

2.5       Common Stock. The common stock $0.01 par value of the Company or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 10.6 of the Plan.

2.6       Compensation. Wages reported on Form W-2 before the deduction for elective deferrals to a Section 401(k) plan or Section 125 plan as those plans are defined in the Code.

2.7       Eligible Recipient. An Employee who satisfies the eligibility requirements contained in Section 4.1.

2.8       Employee. A common law employee of the Company or any Member Company.

2.9       Entry Dates. The first day of the calendar quarter, i.e., January 1, April 1, July 1 or October 1, next following the date on which an Employee has satisfied the eligibility requirements contained in Section 4.2.

2.10     Exchange Act. The Securities Exchange Act of 1934, as amended.

2.11     Fair Market Value. The Fair Market Value of the Common Stock shall be:

2.11.1   If the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on The Nasdaq National Market System, the last sale price of the Common Stock on such exchange or reported by The Nasdaq National Market System as of such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade).

2.11.2   If the Common Stock is not so listed or admitted to unlisted trading privileges or reported on The Nasdaq National Market System, and bid and asked prices therefor in the over-the-counter market are reported by The Nasdaq SmallCap Market® or the National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and asked prices as of such date, as so reported by The Nasdaq System, or, if not so reported thereon, as reported by the National Quotation Bureau, Inc. (or such comparable reporting service).

2.11.3   If the Common Stock is not so listed or admitted to unlisted trading privileges, or reported on the Nasdaq National Market System, and such bid and asked prices are not so reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

2.12     Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Administrator designates as a participating employer in the Plan.

2.13     Offering. An offer made by the Company to the Participants for the purchase of shares of Common Stock, on a quarterly basis commencing on the Offering Commencement Date and ending on the Offering Termination Date, through payroll deductions subject to the terms and conditions of the Plan. The Committee shall have the power to change the duration of Offerings (including the Offering Commencement Date) with respect to future Offerings without shareholder approval if such change is announced at lease five (5) days prior to the scheduled beginning of the first Offering to be affected thereafter.

2.14     Offering Commencement Date. The first day of each calendar quarter.

2.15     Offering Termination Date. The last day of each calendar quarter.

2.16     Option. The right of an Eligible Recipient to purchase Common Stock under the Plan.

2.17     Option Agreement. The Agreement described in Section 4.5.

2.18     Option Price. The purchase price for each share of Common Stock shall be the lower of: (i) 85% of the Fair Market Value of the Common Stock on the Offering Commencement Date; or (ii) 85% of the Fair Market Value of the Common Stock on the Offering Termination Date.

2.19     Participant. An Eligible Recipient who has elected to participate in the Plan in accordance with procedures established herein.

ARTICLE 3

PLAN ADMINISTRATION

3.1       The Committee. The Plan shall be administered by the Committee. Members of such a committee, if established, shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. A majority of the members of such a committee shall constitute a quorum. Such a committee shall act by majority approval of the members, shall keep minutes of its meetings and shall provide copies of such minutes to the Board. Action of such a committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of such a committee’s meetings and of its actions by written consent shall be provided to the Board and kept with the corporate records of the Company.

3.2       Requirements of the Exchange Act or the Code. Notwithstanding Section 3.1 above, in the event that Rule 16b-3 of the Exchange Act or Section 162(m) of the Code or any successor provisions thereto provides specific requirements for the administrators of plans of this type, then the Plan shall only administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3 and Section 162(m).

3.3       Authority of the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination in the foregoing matters shall be conclusive.

3.4       Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1       Conditions of Eligibility. An Eligible Recipient is an Employee who has been employed by the Company and/or a Member Company for four (4) months.

4.2       Effective Date of Participation. An Eligible Recipient may become a Participant as of the first day of the calendar quarter (“Entry Date”) next following the date on which the Employee met the eligibility requirements contained in Section 4.1, provided that the Eligible Recipient remains employed on the Entry Date.

4.3       Election to Participate. An Eligible Recipient may become a Participant by completing an Option Agreement, which includes the authorization for a payroll deduction, on the form, including an electronic format, provided by the Company and filing it with the Administrator on or before the date set by such officer, which date shall be prior to the Offering Commencement Date for which participation is sought. Properly authorized payroll deductions for a Participant shall commence on the applicable Offering Commencement Date and shall end when terminated by the terms of the Option Agreement or when terminated by the Participant as provided in ARTICLE 8.

4.4       Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option to participate in the Plan:

4.4.1      if, immediately after the grant, such Employee would own stock, and/or hold outstanding Options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

4.4.2      which permits an Employee’s rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the Common Stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding.

4.5         Option Agreement. Each Eligible Recipient shall receive an Option Agreement. The Option Agreement shall contain the terms for the purchase of Common Stock pursuant to the provisions of the Plan and the discretion of the Committee where applicable. The Option Agreement shall also contain authorization for the payroll deduction. An Eligible Recipient may only become a Participant upon the timely completion and return of the Option Agreement according to the terms contained therein.

ARTICLE 5

OFFERINGS AND OPTION GRANTS

5.1       Duration of Offerings. The Plan shall be implemented in a series of quarterly Offerings which shall continue until all shares of Common Stock reserved for this Plan have been issued to the Participants. Notwithstanding anything to the contrary, this Plan shall terminate and there shall be no further Offerings upon the earlier of: (1) the issuance of all shares reserved under Section 9.1 of Common Stock or (2) the end of the fortieth (40th) quarterly Offering.

5.2       Number of Option Shares. On each Offering Commencement Date, a Participant shall be granted an Option to purchase on each Offering Termination Date up to a number of shares of Common Stock of the Company determined by dividing such Participants accumulated payroll deductions as of the Offering Termination Date by the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering more than 1,000 shares of Common Stock of the Company, and provided further that such purchase shall be subject to the limitations of Sections 4.4 and 10.1. The Committee may for future offerings, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during each Offering. Exercise of the Option shall occur as provided herein, unless the Participant has withdrawn pursuant to ARTICLE 8. The Option shall expire on the Offering Termination Date.

ARTICLE 6

PAYROLL DEDUCTIONS

6.1       Amount of Deduction. Upon filing the Option Agreement, the Participant shall elect to have deductions made from his paycheck on each payday during the time he is a Participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10% of his compensation as determined for each applicable paycheck.

6.2       Participant’s Account. The Company shall establish a bookkeeping account for each Participant and all payroll deductions made for a Participant shall be credited to his account under the Plan.

6.3       Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in ARTICLE 8, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions for that Offering.

ARTICLE 7

EXERCISE OF OPTION

7.1       Automatic Exercise. Unless a Participant gives written notice to the Company as hereinafter provided, his Option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which Options have been granted to the employee pursuant to Section 5.2 ) and any excess in his account at that time will be returned to him, except as provided in Section 7.3.

7.2       Withdrawal of Account. By written notice to the Administrator, at any time prior to the Offering Termination Date applicable to any Offering, a Participant may elect to withdraw all the accumulated payroll deductions in his account at such time.

7.3       Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall, unless otherwise requested by the Participant, be held in the Participant’s account for the purchase of Common Stock during the next Offering.

7.4       Transferability of Option. During a Participant’s lifetime, Options held by such Participant shall be exercisable only by that Participant.

7.5       Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering, the Company shall arrange the delivery to each Participant, as appropriate, of a record of the shares purchased. The Administrator may permit or require that such shares be deposited directly with a broker designated by such officer or to a designated agent of the Company, and the Administrator may utilize electronic or other automated methods of share transfer. Common Stock will be issued in the name of the Participant, or, if the Participant so directs by written notice to the Administrator prior to the Offering Termination Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law. No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any Option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 7.5.

ARTICLE 8

WITHDRAWAL

8.1       In General. Under procedures established by the Committee, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan by submitting to the Administrator a notice of withdrawal in the form and manner prescribed by the Committee for such purpose. Unless otherwise determined by the Committee on a uniform and non-discriminatory basis, any election to withdraw from an Offering will be effective only with respect to the Offering Termination Dates that are at least five (5) business days after the properly completed election is received by the Administrator. All of the Participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such Participant’s Option for the Offering shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering. Once a Participant has withdrawn from an Offering, the Participant may not re-enroll in the same Offering. Moreover, payroll deductions shall not resume at the beginning of the succeeding Offering unless the Participant re-enrolls in the Plan in accordance with provisions of Section 4.3.

8.2       Effect on Subsequent Participation. A Participant’s withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.3       Termination of Employment. Upon termination of the Participant’s employment for any reason, including retirement (but excluding death while in the employ of the Company or any Member Company), the Participant shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 10.2, and such Participant’s Option shall be automatically terminated.

8.4       Termination of Employment Due to Death. Upon termination of the Participant’s employment because of his death, his beneficiary (as defined in Section 10.2) shall have the right to elect, by written notice given to the Administrator prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of death of the Participant, either:

8.4.1      to withdraw all of the payroll deductions credited to the Participant’s account under the Plan, or

8.4.2      to exercise the Participant’s Option for the purchase of Common Stock on the Offering Termination Date next following the date of the Participant’s death for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the Participant’s account at the date of the Participant’s death will purchase at the applicable Option Price, and any excess in such account will be returned to said beneficiary, without interest.

In the event that no such written notice of election shall be duly received by the treasurer of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph 8.4.2, to exercise the Participant’s Option.

ARTICLE 9

STOCK

9.1       Maximum Shares. The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.6 shall be equal to the sum of (i) one million (1,000,000) shares of Common Stock, and (ii) any shares of Common Stock available for future awards under any prior employee stock purchase plan of the Company (the “Prior Plans”) as of the Effective Date; and (iii) any shares of Common Stock that are represented by options granted under any Prior Plans which are forfeited, expire or are canceled without delivery of shares of Common Stock or which for any reason result in the forfeiture of the shares of Common Stock back to the Company. If the total number of shares of Common Stock for which Options are exercised on any Offering Termination Date in accordance with ARTICLE 5 exceeds the maximum number of shares reserved for this Plan, the Company shall make a pro rata allocation of the shares of Common Stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

9.2       Participant’s Interest in Common Stock. The Participant will have no interest in the Common Stock covered by his Option until such Option has been exercised on the applicable Offering Termination Date.

ARTICLE 10

MISCELLANEOUS

10.1     Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise Options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

10.2     Designation of Beneficiary. The designated beneficiary pursuant to a qualified plan (as described in Section 401(a) of the Code) maintained by the Company shall be the designated beneficiary for this Plan, unless a Participant files a written designation of a beneficiary pursuant to this Plan. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Administrator. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

10.3     Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such as an election to withdraw funds in accordance with Section 7.2.

10.4     Use of Funds. Any payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

10.5     Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

10.6     Adjustment Upon Changes in Capitalization.

10.6.1   In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divesture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities subject to outstanding Options. Without limiting the generality of the foregoing, in the event that any of such transactions are effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets, including cash, with respect to or in exchange for such Common Stock, all Participants holding outstanding Options shall upon the exercise of such Option receive, in lieu of any shares of Common Stock they may be entitled to receive, such stock securities or assets, including cash, as have been issued to such Participants if their Options had been exercised and such Participants had received Common Stock prior to such transaction.

10.6.2   Upon: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction, the holder of each Option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such Option for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of Common stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 10.6 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such Option might thereafter be entitled to receive.

10.7     Amendment and Termination. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Options under the Plan shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required to comply with or obtain exemptive relief under any tax or regulatory requirement the Board deems desirable to comply with or obtain exemptive relief under, including without limitation, pursuant to Rule 16b-3 under the Exchange Act or any successor rule or Section 422 of the Code or under the applicable rules or regulations of any securities exchange or the NASD, and provided further that no such amendment shall change the terms, conditions or eligibility requirements of an Option granted under the Plan. No termination, suspension or amendment of the Plan shall alter or impair any outstanding Option without the consent of the Participant affected thereby; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Section 10.6.1 or Section 10.6.2 of the Plan.

10.8     No Employment Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Member Company to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Member Company.

10.9     Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatee, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

10.10   Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia, and the rights and obligations of any and all persons having or claiming to have had an interest under the Plan or under any agreements evidencing Options shall be governed by and construed exclusively and solely in accordance with the laws of the Commonwealth of Virginia without regard to conflict of laws provisions of any jurisdictions. All parties agree to submit to the jurisdiction of the state and federal courts of Virginia with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such party.

10.11   Construction and Headings. The use of the masculine gender shall also include within its meaning the feminine, and the singular may include the plural and the plural may include the singular, unless the context clearly indicates to the contrary. The headings of the Articles and Sections of the Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or Section.

END OF APPENDIX E

APPENDIX F

DOLLAR TREE, INC.

2003 EQUITY INCENTIVE PLAN

(AMENDED AS PROPOSED)

ARTICLE I
GENERAL

Section 1.1.    PURPOSE.    The Dollar Tree, Inc. 2003 Equity Incentive Plan (the “Plan”) has been established by Dollar Tree, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Member Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

Section 1.2.    PARTICIPATION.    Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Recipients (including transferees of Eligible Recipients to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

Section 1.3.    OPERATION, ADMINISTRATION, AND DEFINITIONS.    The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Article 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

ARTICLE 2
OPTIONS AND SARS

Section 2.1.    DEFINITIONS.

(a)   The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Article 2 may be either an incentive stock option (an “ISO”) or a nonqualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)   A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with Section 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee. The Committee may limit the amount that can be received when an SAR is exercised.

Section 2.2.    EXERCISE PRICE.    The “Exercise Price” of each Option and SAR granted under this Article 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock). Repricing of Options and SAR Awards granted under this Article 2 after the date of grant shall not be permitted.

Section 2.3.    EXERCISE.    An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

Section 2.4.    PAYMENT OF OPTION EXERCISE PRICE.    The payment of the Exercise Price of an Option granted under this Article 2 shall be subject to the following:

(a)   Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)   The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)   The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

Section 2.5.    SETTLEMENT OF AWARD.    Settlement of Options and SARs is subject to Section 4.7.

ARTICLE 3
OTHER STOCK AWARDS

Section 3.1.    DEFINITIONS.

(a)   A “Stock Unit” Award is the grant of a right to receive shares of Stock in the future.

(b)   A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

(c)   A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

(d)   A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

Section 3.2.    RESTRICTIONS ON AWARDS.    Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

(a)   Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b)   The Committee may designate whether any such Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used by the Committee for such Awards shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings (including operating income and EBITDA), (iii) cash flow, (iv) shareholder value or (v) financial condition or liquidity. Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. For Awards under this Article 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

ARTICLE 4
OPERATION AND ADMINISTRATION

Section 4.1.    EFFECTIVE DATE.    The Plan is effective July 1, 2003 (the “Effective Date”) and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 19, 2003. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).

Section 4.2.    SHARES SUBJECT TO PLAN.    The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)   The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b)   Subject to the following provisions of this Section 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) six million (6,000,000) shares of Stock; and (ii) any shares of Stock available for future awards under any prior stock option or incentive plan of the Company (the “Prior Plans”) as of the Effective Date; and (iii) any shares of Stock that are represented by awards granted under any Prior Plans which are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company.

(c)   To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(d)   If the exercise price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(e)   Subject to paragraph 4.2(f), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be three hundred thousand (300,000) shares.

(ii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Article 2 (relating to Options and SARs) shall be sixty thousand (60,000) shares during any one calendar year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Article 3 (relating to Other Stock Awards) shall be one million (1,000,000) shares.

(iv) For Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than thirty thousand (30,000) shares of Stock may be subject to such Awards granted to any one individual during any one calendar year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

(v) For Performance Unit Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than $150,000 may be subject to such Awards granted to any one individual during any one calendar year period. If, after amounts have been earned with respect to Performance Unit Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded.

(f)    To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Transaction”), then the Committee shall, in such manner as the Committee deems equitable:  (A) make a proportionate adjustment in 1) the maximum number and type of securities as to which awards may be granted under this Plan, 2) the number and type of securities subject to outstanding Awards, 3) the grant or exercise price with respect to any such Award, 4) the performance targets and goals appropriate to any outstanding Awards for Performance Shares or Performance Units, and 5) the per individual limitations on the number of securities that may be awarded under the Plan (any such adjustment, an “Antidilution Adjustment”); provided, in each case, that with respect to ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; with respect to all Options, no such adjustment shall be authorized to the extent that such adjustment violates the provisions of Treasury Regulation 1.424-1 and Section 409A of the Code or any successor provisions; with respect to all for Performance Shares or Performance Units, no such adjustment shall violate the requirements applicable to Awards intended to qualify for exemption under Section 162(m) of the Code; and the number of shares of Stock subject to any Award denominated in shares shall always be a whole number; or (B) cause any Award outstanding as of the effective date of the Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award.  The determination of fair market value shall be made by the Committee or the Board, as the case may be, in their sole discretion.  Any adjustments made hereunder shall be binding on all Participants.

Section 4.3.    GENERAL RESTRICTIONS.    Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)   Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)   To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 4.4.    TAX WITHHOLDING.    All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

Section 4.5.    GRANT AND USE OF AWARDS.    In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Member Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Member Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Member Company, including the plans and arrangements of the Company or a Member Company assumed in business combinations.

Section 4.6.    DIVIDENDS AND DIVIDEND EQUIVALENTS.    An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

Section 4.7.    SETTLEMENT OF AWARDS.    The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. In lieu of issuing a fraction of a share upon any exercise of an Award, resulting from an adjustment of the Award pursuant to paragraph 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents provided that such rules and procedures satisfy the requirements of Section 409A of the Code.  No deferral is permitted for Options or SARs. Each Member Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Member Company by the Participant. Any disputes relating to liability of a Member Company for cash payments shall be resolved by the Committee.

Section 4.8.    TRANSFERABILITY.    Except as otherwise permitted by the Committee,

(a)   Awards under the Plan are not transferable except as designated by the Participant by will, by the laws of descent and distribution or by a beneficiary form filed with the Company.

(b)   Awards may be exercised or claimed on behalf of a deceased Participant or other person entitled to benefits under the Plan by the beneficiary of such Participant or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Participant or other person.

Section 4.9.    FORM AND TIME OF ELECTIONS.    Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall comply with Section 409A of the Code and be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 4.10.    AGREEMENT WITH COMPANY.    An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

Section 4.11.    ACTION BY COMPANY OR MEMBER COMPANY.    Any action required or permitted to be taken by the Company or any Member Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

Section 4.12.    GENDER AND NUMBER.    Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 4.13.    LIMITATION OF IMPLIED RIGHTS.

(a)   Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Member Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Member Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Member Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Member Company shall be sufficient to pay any benefits to any person.

(b)   The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Member Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 4.14.    EVIDENCE.    Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 4.15.           Section 409A of the Code.  Any Award granted under this Plan shall be provided or made in a manner and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1), including without limitation, deferring payment to a specified employee or until the occurrence of a specified event described in Section 409A(a)(2) of the Code.  Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code.

ARTICLE 5
CHANGE OF CONTROL

Subject to the provisions of paragraph 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change of Control the following provisions shall apply:

Section 5.1.    ACCELERATION OF VESTING.    If a Change of Control of the Company shall occur, then with respect to outstanding Awards not already vested and/or exercisable, the Committee, in its sole discretion, may determine that:

(a)    All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.

(b)    All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

(c)    All Stock Units, Restricted Stock, Restricted Stock Units, and Performance Shares shall become fully vested.

If the Committee determines to accelerate any such outstanding Awards, then such Awards shall remain vested and/or exercisable during the remaining term thereof, regardless of whether the employment or other status of the Participants with respect to which Awards have been granted shall continue with the Company or any Member Company.

Section 5.2.    CASH PAYMENT.    Without limiting the generality of Section 4.7, if a Change of Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Awards shall receive cash settlements in exchange for redemption of all or a part of such Awards.

Section 5.3.    LIMITATION ON CHANGE OF CONTROL PAYMENTS.    Notwithstanding anything in Section 5.1 or 5.2 above to the contrary, if, with respect to a Participant, the acceleration of the exercisability and/or vesting of an Award as provided in Section 5.1 or the payment of cash in exchange for all or part of an Award as provided in Section 5.2 above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments which such Participant has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the acceleration of exercisability and/or vesting and the payments to such Participant pursuant to Sections 5.1 and 5.2 above shall be reduced to the extent or amount as, in the sole judgment of the Committee, will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

ARTICLE 6
COMMITTEE

Section 6.1.    ADMINISTRATION.    The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 6. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Member Company. Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee for purposes of the Plan. If at any time the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 6.2.    POWERS OF COMMITTEE.    The Committee’s administration of the Plan shall be subject to the following:

(a)    Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Recipients those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article 7) to cancel or suspend Awards.

(b)    To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)    The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)    Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)    In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

Section 6.3.    DELEGATION BY COMMITTEE.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

Section 6.4.    INFORMATION TO BE FURNISHED TO COMMITTEE.    The Company and Member Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Member Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 7
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 4.2(f) shall not be subject to the foregoing limitations of this Article 7. Amendments to this Plan shall be subject to shareholder approval to the extent such approval is required by applicable law or applicable requirements of any securities exchange or similar entity.

ARTICLE 8
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)    Award. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

(b)    Award Agreement. The term “Award Agreement” has the meaning assigned in Section 4.10.

(c)    Board. The term “Board” shall mean the Board of Directors of the Company.

(d)    Change of Control. The term “Change of Control” shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction.

(e)    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(f)    Committee. The term “Committee” has the meaning assigned in Section 6.1.

(g)    Company. The term “Company” has the meaning assigned in Section 1.1.

(h)    Effective Date. The term “Effective Date” has the meaning assigned in Section 4.1.

(i)    Eligible Recipient. The term “Eligible Recipient” shall mean any employee of the Company or a Member Company and any of those consultants and independent contractors of the Company or a Member Company who are natural persons. An Award may be granted to an employee, consultant or independent contractor in connection with hiring, retention or otherwise, prior to the date he or she first performs services for the Company or the Member Companies, provided that such Awards shall not become vested prior to the date he or she first performs such services. An Award may also be granted to an employee, consultant or independent contractor in connection with the conclusion of such employee, consultant or independent contractor’s performance of services and separation from the Company or its Member Companies. The effect of discontinuity in an Eligible Recipient’s service with the Company or its Member Companies on any outstanding Award shall be at the discretion of the Committee.

(j)    Exercise Price. The term “Exercise Price” has the meaning assigned in Section 2.2.

(k)    Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i)  If the principal market for the Stock is a national securities exchange or the NASDAQ Stock Market, then “Fair Market Value” as of that date shall be the closing sale price of the Stock on the principal exchange or market on which the Stock is then listed or admitted to trading on such date.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq Stock Market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(l)    ISO. The term “ISO” has the meaning assigned in Section 2.1(a).

(m)  Member Company.  Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Board or Committee designates as a participating employer in the Plan

(n)    NQO. The term “NQO” has the meaning assigned in Section 2.1(a).

(o)    Option. The term “Option” has the meaning assigned in Section 2.1(a).

(p)    Participant. The term “Participant” has the meaning assigned in Section 1.2.

(q)    Performance Unit. The term “Performance Unit” has the meaning assigned in Section 3.1(c).

(r)    Performance Share. The term “Performance Share” has the meaning assigned in Section 3.1(b).

(s)    Plan. The term “Plan” has the meaning assigned in Section 1.1.

(t)    Prior Plan. The term “Prior Plan” has the meaning assigned in Section 4.2(b).

(u)    Restricted Stock. The term “Restricted Stock” has the meaning assigned in Section 3.1(d).

(v)    Restricted Stock Unit. The term “Restricted Stock Unit” has the meaning assigned in Section 3.1(d).

(w)    SAR. The term “SAR” has the meaning assigned in Section 2.1(b).

(x)    Stock. The term “Stock” shall mean shares of common stock of the Company.

(y)    Stock Unit. The term “Stock Unit” has the meaning assigned in Section 3.1(a).

END OF APPENDIX F

APPENDIX G

DOLLAR TREE, INC.

2004 EXECUTIVE OFFICER EQUITY PLAN

(AMENDED AS PROPOSED)

ARTICLE 1

GENERAL

Section 1.1. Purpose. The Dollar Tree, Inc. 2004 Executive Officer Equity Plan (the “Plan”) has been established by Dollar Tree, Inc. (the “Company”) to (i) attract and retain highly qualified executives eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Member Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

Section 1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Recipients (including transferees of Eligible Recipients to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

Section 1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Article 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

ARTICLE 2
OPTIONS AND SARS

Section 2.1. Definitions.

(a)         The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Article 2 may be either an incentive stock option (an “ISO”) or a nonqualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)        A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with Section 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee. The Committee may limit the amount that can be received when a SAR is exercised.

Section 2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Article 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock). Repricing of Options and SAR Awards granted under this Article 2 after the date of grant shall not be permitted.

Section 2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

Section 2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 2 shall be subject to the following:

(a)        Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)        The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)        The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

Section 2.5. Settlement of Award. Settlement of Options and SARs is subject to Section 4.7.

ARTICLE 3
OTHER STOCK AWARDS

Section 3.1. Definitions.

(a)        A “Stock Unit” Award is the grant of a right to receive shares of Stock in the future.

(b)        A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

(c)        A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

(d)        A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

Section 3.2. Restrictions on Awards. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

(a)        Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b)        The Committee may designate whether any such Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used by the Committee for such Awards shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings (including operating income and EBITDA), (iii) cash flow, (iv) shareholder value or (v) financial condition or liquidity. Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. For Awards under this Article 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

ARTICLE 4
OPERATION AND ADMINISTRATION

Section 4.1. Effective Date. This Plan is effective July 1, 2004 (the “Effective Date”) and the shareholders of Dollar Tree Stores, Inc. approved the Plan on June 17, 2004. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).

Section 4.2. Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)        The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b)        Subject to the following provisions of this Section 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to two million (2,000,000) shares of Stock.

(c)        To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(d)        If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(e)        Subject to paragraph 4.2(f), the following additional maximums are imposed under the Plan.

(i)                                     The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be three hundred thousand (300,000) shares.

(ii)                                  The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Article 2 (relating to Options and SARs) shall be two hundred thousand (200,000) shares during any one calendar year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii)                               The maximum number of shares of Stock that may be covered by Awards granted to any one individual pursuant to Article 3 (relating to Other Stock Awards) shall be one hundred thousand (100,000) shares during any one calendar year period.

(iv)                              For Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than one hundred thousand (100,000) shares of Stock may be subject to such Awards granted to any one individual during any one calendar year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

(v)                                 For Performance Unit Awards that are intended to be performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than one million dollars ($1,000,000) may be subject to such Awards granted to any one individual during any one calendar year period. If, after amounts have been earned with respect to Performance Unit Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded.

(f)        To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Transaction”), then the Committee shall, in such manner as the Committee deems equitable:  (A) make a proportionate adjustment in 1) the maximum number and type of securities as to which awards may be granted under this Plan, 2) the number and type of securities subject to outstanding Awards, 3) the grant or exercise price with respect to any such Award, 4) the performance targets and goals appropriate to any outstanding Performance Shares or Performance Units, and 5) the per individual limitations on the number of securities that may be awarded under the Plan (any such adjustment, an “Antidilution Adjustment”); provided, in each case, that with respect ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; with respect to all Options, no such adjustment shall be authorized to the extent that such adjustment violates the provisions of Treasury Regulation 1.424-1 and Section 409A of the Code or any successor provisions; with respect to all Awards for Performance Shares or Performance Units, no such adjustment shall violate the requirements applicable to Awards intended to qualify for exemption under Section 162(m) of the Code; and the number of shares of Stock subject to any Award denominated in shares shall always be a whole number; or (B) cause any Award outstanding as of the effective date of the Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award.  The determination of fair market value shall be made by the Committee or the Board, as the case may be, in their sole discretion.  Any adjustments made hereunder shall be binding on all Participants.

Section 4.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)        Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)        To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 4.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

Section 4.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Member Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Member Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Member Company, including the plans and arrangements of the Company or a Member Company assumed in business combinations.

Section 4.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

Section 4.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. In lieu of issuing a fraction of a share upon any exercise of an Award, resulting from an adjustment of the Award pursuant to paragraph 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents provided that such rules and procedures satisfy the requirements of Section 409A of the Code.  No deferral is permitted for Options or SARs. Each Member Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Member Company by the Participant. Any disputes relating to liability of a Member Company for cash payments shall be resolved by the Committee.

Section 4.8. Transferability. Except as otherwise permitted by the Committee,

(a)        Awards under the Plan are not transferable except as designated by the Participant by will, by the laws of descent and distribution or by a beneficiary form filed with the Company.

(b)        Awards may be exercised or claimed on behalf of a deceased Participant or other person entitled to benefits under the Plan by the beneficiary of such Participant or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Participant or other person.

Section 4.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall comply with Section 409A of the Code and be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 4.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

Section 4.11. Action by Company or Member Company. Any action required or permitted to be taken by the Company or any Member Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

Section 4.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 4.13. Limitation of Implied Rights.

(a)        Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Member Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Member Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Member Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Member Company shall be sufficient to pay any benefits to any person.

(b)        The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Member Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 4.14. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 4.15. Section 409A of the Code.  Any Award granted under this Plan shall be provided or made in a manner and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1), including without limitation, deferring payment to a specified employee or until the occurrence of a specified event described in Section 409A(a)(2) of the Code.  Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code.

ARTICLE 5
CHANGE IN CONTROL

Subject to the provisions of paragraph 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control the following provisions shall apply:

Section 5.1 Acceleration of Vesting. If a Change of Control of the Company shall occur, then with respect to outstanding Awards not already vested and/or exercisable, the Committee, in its sole discretion, may determine that:

(a)        All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.

(b)        All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

(c)        All Stock Units, Restricted Stock, Restricted Stock Units, and Performance Shares shall become fully vested.

If the Committee determines to accelerate any such outstanding Awards, then such Awards shall remain vested and/or exercisable during the remaining term thereof, regardless of whether the employment or other status of the Participants with respect to which Awards have been granted shall continue with the Company or any Member Company.

Section 5.2 Cash Payment. Without limiting the generality of Section 4.7, if a Change of Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Awards shall receive cash settlements in exchange for redemption of all or a part of such Awards.

Section 5.3 Limitation on Change in Control Payments. Notwithstanding anything in Section 5.1 or 5.2 above to the contrary, if, with respect to a Participant, the acceleration of the exercisability and/or vesting of an Award as provided in Section 5.1 or the payment of cash in exchange for all or part of an Award as provided in Section 5.2 above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments which such Participant has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the acceleration of exercisability and/or vesting and the payments to such Participant pursuant to Sections 5.1 and 5.2 above shall be reduced to the extent or amount as, in the sole judgment of the Committee, will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

ARTICLE 6

COMMITTEE

Section 6.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 6. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Member Company. The Compensation Committee of the Board shall initially serve as the Committee for purposes of the Plan. If at any time the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 6.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)           Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Recipients those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article 7) to cancel or suspend Awards.

(b)           To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)        The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)        Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)        In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by laws of the Company, and applicable state corporate law.

Section 6.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

Section 6.4. Information to be Furnished to Committee. The Company and Member Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Member Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 7
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 4.2(f) shall not be subject to the foregoing limitations of this Article 7. Amendments to this Plan shall be subject to shareholder approval to the extent such approval is required by applicable law or applicable requirements of any securities exchange or similar entity.

ARTICLE 8
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)        Award. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

(b)        Award Agreement. The term “Award Agreement” has the meaning assigned in Section 4.10.

(c)        Board. The term “Board” shall mean the Board of Directors of the Company.

(d)        Change of Control. The term “Change of Control” shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction.

(e)        Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(f)                                    Committee. The term “Committee” has the meaning assigned in Section 6.1.

(g)                                 Company. The term “Company” has the meaning assigned in Section 1.1.

(h)                                 Effective Date. The term “Effective Date” has the meaning assigned in Section 4.1.

(i)                                     Eligible Recipient. The term “Eligible Recipient” shall mean shall mean the Company’s or a Member Company’s Chief Executive Officer and each other executive officer of the Company or a Member Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company or a Member Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the U.S. Treasury Department regulations promulgated thereunder. An Award may be granted to an executive officer in connection with hiring, retention or otherwise, prior to the date he or she first performs services for the Company or a Member Company, provided that such Awards shall not become vested prior to the date he or she first performs such services. An Award may also be granted to an executive officer in connection with the conclusion of such executive officer’s performance of services and separation from the Company or a Member Company. The effect of discontinuity in an Eligible Recipient’s service with the Company or a Member Company on any outstanding Award shall be at the discretion of the Committee.

(j)        Exercise Price. The term “Exercise Price” has the meaning assigned in Section 2.2.

(k)        Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i)        If the principal market for the Stock is a national securities exchange or the NASDAQ Stock Market, then the “Fair Market Value” as of that date shall be the closing sale price of the Stock on the principal exchange or market on which the Stock is then listed or admitted to trading on such date.

(ii)        If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii)        If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(l)        ISO. The term “ISO” has the meaning assigned in Section 2.1(a).

(m)                               Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Committee designates as a participating employer in the Plan.

(n)        NQO. The term “NQO” has the meaning assigned in Section 2.1(a).

(o)        Option. The term “Option” has the meaning assigned in Section 2.1(a).

(p)        Participant. The term “Participant” has the meaning assigned in Section 1.2.

(q)        Performance Unit. The term “Performance Unit” has the meaning assigned in Section 3.1(c).

(r)        Performance Share. The term “Performance Share” has the meaning assigned in Section 3.1(b).

(3)        Plan. The term “Plan” has the meaning assigned in Section 1.1.

(t)        Restricted Stock. The term “Restricted Stock” has the meaning assigned in Section 3.1(d).

(u)        Restricted Stock Unit. The term “Restricted Stock Unit” has the meaning assigned in Section 3.1(d).

(v)        SAR. The term “SAR” has the meaning assigned in Section 2.1(b).

(w)                               Stock. The term “Stock” shall mean shares of common stock of the Company.

(x)                                   Stock Unit. The term “Stock Unit” has the meaning assigned in Section 3.1(a).

END OF APPENDIX G

APPENDIX H

DOLLAR TREE, INC.

2004 EXECUTIVE OFFICER CASH BONUS PLAN

(AMENDED AS PROPOSED)

        Dollar Tree, Inc., a Virginia corporation (the “Company”) adopts this 2004 Executive Officer Cash Bonus Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

        Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. This Plan is in addition to other compensatory arrangements or plans established for highly qualified executives by the Compensation Committee.

        Section 1.    Definitions.    As used herein, the following terms shall have the respective meanings indicated:

        a.     “Board” shall mean the Board of Directors of the Company.

        b.     “Code” shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

        c.     “Committee” shall mean a committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations. The Compensation Committee of the Board shall initially serve as the Committee for purposes of the Plan.

        d.     “Company” shall mean Dollar Tree, Inc., a Virginia corporation.

        e.     “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company or a subsidiary that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

        f.      “Incentive Bonus” shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.

        g.     “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

        Section 2.    Administration of the Plan.    The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive.

        Section 3.    Eligibility.    Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

        Section 4.    Awards.

        a.     Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.

        b.     The Committee shall condition the payment of an Incentive Bonus on the achievement of one or more performance measures, to the extent required by Code Section 162(m). The performance measures that may be used by the Committee for such Incentive Bonus shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings (including operating income and EBITDA), (iii) cash flow, (iv) shareholder value or (v) financial condition or liquidity. Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. The Committee shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

        c.     The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed $3,000,000 for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall reduced on a pro rata basis for the number of days during the fiscal year that the individual was not designated as an Eligible Executive.

        Section 5.    Committee Certification.    As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

        Section 6.    Payment of Incentive Bonuses.  Subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus that complies with Section 409A of the Code,  Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion; provided that any cash payment shall occur no later than the 15th day of the third month following the end of the calendar year during which the Committee certifies the achievement of the performance goals.  Any Incentive Bonus payable to an Eligible Executive upon his or her termination of employment shall be paid no earlier than the first business day after the six month anniversary of termination if such Eligible Executive is a “specified employee” as provided in Section 409A(a)(2)(i) of the Code.  Whether the Eligible Executive is a specified employee and whether an amount payable to the Eligible Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

        Section 7.    No Right to Bonus or Continued Employment.    Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

        Section 8.    Withholding.    The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

        Section 9.    Nontransferability.    Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

        Section 10.    Unfunded Plan.    The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the company. An Eligible Executive’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

        Section 11.    Adoption, Amendment, Suspension and Termination of the Plan.

        a.     Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the 2004 Annual Meeting of Company Stockholders, the Plan shall be effective for the fiscal year of the Company commencing February 1, 2004 and shall continue in effect until the end of the fiscal year of the Company commencing in 2008, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Bonuses awarded under the Plan on or after February 1, 2004 shall be fully effective as if the stockholders had approved the Plan on or before February 1, 2004.

        b.     Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

        (1)   To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any eligible Executive under the Plan;

        (2)   To materially modify the requirements as to eligibility for participation in the Plan;

        (3)   To change the material terms of the stated performance goal.

        c.     No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

        Section 12.    Governing Law.    The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the Commonwealth of Virginia, other than the choice of law rules thereof.

END OF APPENDIX H